Exhibit 2.1

CERTAIN INFORMATION IDENTIFIED BY BRACKETED ASTERISKS ([***]) HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE OF INFORMATION THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

Ooma, Inc.,
a Delaware corporation,

Geneva Merger Sub, Inc.,
a Delaware corporation,

2600hz, Inc.,
a Delaware corporation,

AND

FORTIS ADVISORS LLC,

AS THE SECURITYHOLDER REPRESENTATIVE

Dated as of October 20, 2023

i

(continued)

ii

(continued)

SCHEDULES

Schedule A ‑ Net Working Capital Schedule

Schedule B ‑ Accounting Principles
Schedule C ‑ Former Optionholders

EXHIBITS

Exhibit A ‑ Form of Certificate of Merger

Exhibit B Form of Escrow Agreement

Exhibit C ‑ Form of Support Agreement

Exhibit D ‑ Form of Letter of Transmittal

Exhibit E ‑ Form of Restrictive Covenant Agreement

Exhibit F ‑ Form of Stockholder Written Consent

Exhibit G ‑ Form of Spreadsheet

Exhibit H ‑ Form of Company Secretary’s Certificate

Exhibit I ‑ Form of FIRPTA Certificate

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 20, 2023, is made by and among Ooma, Inc., a Delaware corporation (“Parent”), Geneva Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), 2600hz, Inc., a Delaware corporation (the “Company” and, together with its Subsidiaries, collectively, the “Acquired Companies”, and each, individually, an “Acquired Company”), and Fortis Advisors LLC, a Delaware limited liability company (the “Securityholder Representative”), as representative for the Indemnifying Securityholders.

WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have determined that it is desirable and in the best interests of their respective corporations and stockholders for Parent to acquire the Company through the statutory merger of Merger Sub with and into the Company pursuant to which the Company would be the surviving corporation and become a wholly owned subsidiary of Parent upon the terms and conditions set forth in this Agreement and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (“DGCL”), and in furtherance thereof, have approved this Agreement, the other Transaction Documents, the Merger and the other transactions contemplated by this Agreement and the other Transaction Documents;

WHEREAS, the respective boards of directors of Merger Sub and the Company have resolved to recommend the approval and adoption of this Agreement, the other Transaction Documents, the Merger and the other transactions contemplated by this Agreement and the other Transaction Documents by their respective stockholders in accordance with the DGCL;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a material inducement to Parent and Merger Sub to enter into this Agreement and consummate the transactions contemplated hereby, (a) each Key Employee and each Designated Employee is accepting an offer letter (including a proprietary information and invention assignment agreement attached thereto) from Parent or one of its Affiliates (collectively, the “Employee Offer Letters”); and (b) each Key Employee is executing a Restrictive Covenant Agreement with Parent or one of its Affiliates, each of which will be effective at and as of the Effective Time contingent upon the consummation of the Merger on the terms and conditions set forth in this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement, as a material inducement to Parent and Merger Sub to enter into this Agreement and consummate the transactions contemplated hereby, each Stockholder is entering into a support agreement with Parent and the Company, in a form attached hereto as Exhibit C (the “Support Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article 1
Definitions

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Accounting Principles” means (a) cash-basis of accounting, as consistently applied and (b) notwithstanding the foregoing, with respect to the calculation, preparation and any dispute resolutions of the Recent Accrual Balance Sheets, the Estimated Closing Statement and the Closing Statement (including all constituent elements therein, as applicable) pursuant to this Agreement, including Section 3.3 and Section 4.5, accrual-basis of accounting, as consistently applied, except, in each case of clause (a) and (b), as expressly modified by the accounting policies, conventions, methodologies, procedures, practices, classifications, judgments, estimation techniques, assumptions and other principles set forth on Schedule B, as consistently applied.

“Acquired Company” is defined in the introductory paragraph of this Agreement.

“Additional Per Share Amount” means an amount equal to (a) the Additional Proceeds divided by (b) the Fully-Diluted Stock.

“Additional Proceeds” means (a) the portions, if any, of the Adjustment Escrow Fund and the Indemnity Escrow Fund to be released from the Adjustment Escrow Fund and the Indemnity Escrow Fund, respectively, to the Stockholders and the vested In-the-Money Optionholders in accordance with the provisions hereof and of the Escrow Agreement, plus (b) the portion of the Representative Holdback Amount, if any, to be released to the Stockholders and the vested In-the-Money Optionholders in accordance with the provisions hereof, plus (c) the portion of any Seller Adjustment Amount that becomes payable to the Stockholders and the vested In-the-Money Optionholders in accordance with the terms hereof.

“Additional Company Costs” means an amount up to $35,000.

“Adjustment Escrow Account” is defined in Section 3.2(e).

“Adjustment Escrow Amount” means an amount equal to $570,000.

“Adjustment Escrow Fund” means the amount held from time to time by the Escrow Agent in the Adjustment Escrow Account pursuant to the Escrow Agreement.

“Advisory Group” is defined in Section 9.13(c).

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Aggregate Exercise Price” means the aggregate exercise price of all vested In-The-Money Options, including any In-the-Money Option that (a) is outstanding as of immediately prior to the Effective Time and (b) accelerates in connection with the Merger in accordance with the terms and conditions of the Stock Plan or any other governing option agreement based on the books and records of the Company.

“Aggregate Per Share Amount” means the (a) the Initial Per Share Amount plus (b) the Additional Per Share Amount.

“Agreed Amount” is defined in Section 8.4(c)(iii).

“Agreement” is defined in the Preamble.

“Anti-Corruption Laws” is defined in Section 4.17(c).

“Assets” is defined in Section 4.25.

“Balance Sheet” is defined in Section 4.5(a).

“Base Amount” means $38,850,000.

“Basket” is defined in Section 8.3(b).

“Business Day” means any day other than a Saturday, Sunday, or a day on which all banking institutions of New York, New York or San Francisco, California are authorized or obligated by Law or executive order to close.

“Capital Lease Obligation” means, without duplication of any item that would otherwise be included in the term Indebtedness, any obligation (including accrued interest) of any of the Acquired Companies under a lease agreement that would be capitalized pursuant to the Accounting Principles.

“Card Association” means VISA U.S.A., Inc. and Visa International, Inc., MasterCard International, Inc., Discover Financial Services, LLC, American Express, Diners Club, Voyager, Carte Blanche, PayPal and any other card association, debit card network or similar entity and any legal successor organizations or association of any of them.

“Card Association Rules” means the rules, regulations, bylaws, standards, policies, and procedures of the Card Associations, including with respect to the processing of Cardholder Data, the Payment Card Industry Data Security Standards (“PCI-DSS”) and the Payment Application Data Security Standards, each as revised from time to time.

“Cardholder Data” means credit, debit or other payment method information, including the number assigned by a card issuer that identifies a cardholder’s account, card expiration date, data stored on the magnetic strip of a credit or debit card, PayPal or other online payment card processor account information and similar information (including any other cardholder information defined for or by the PCI‑DSS or other PCI requirements).

“Cash” means, as of a given time, an amount equal to (a) the aggregate amount of all cash, cash equivalents and marketable securities of the Company or any of its Subsidiaries, determined in accordance with Accounting Principles, excluding restricted cash, plus (b) all uncleared deposits of the Company and its Subsidiaries outstanding, less (c) all uncleared checks or withdrawals of the Company and the Subsidiaries outstanding.

“Certificate of Merger” means the certificate of merger in the form of Exhibit A.

“Certificates” is defined in Section 2.7(b).

“Closing” is defined in Section 3.1.

“Closing Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of 12:01 a.m. Pacific Time on the Closing Date.

“Closing Cash” means the amount of Cash as of 12:01 a.m. Pacific Time on the Closing Date.

“Closing Date” is defined in Section 3.1.

“Closing Indebtedness” means the amount of Indebtedness outstanding as of 12:01 a.m. Pacific Time on the Closing Date.

“Closing Net Working Capital” means Net Working Capital as of 12:01 a.m. Pacific Time on the Closing Date.

“Closing Proceeds” means (a) the Base Amount, plus (b) Closing Cash, plus (c) the amount (if any) by which Closing Net Working Capital is greater than Target Net Working Capital, plus (d) the Aggregate Exercise Price, minus (e) Closing Indebtedness, minus (f) the amount (if any) by which Closing Net Working Capital is less than Target Net Working Capital, minus (g) Unpaid Transaction Expenses, minus (h) the Representative Holdback Amount, minus (i) the Indemnity Escrow Amount minus (j) the Adjustment Escrow Amount, minus (k) the RSU Amount. For the avoidance of doubt, no items included in the definitions of Cash, Indebtedness, Unpaid Transaction Expenses or Net Working Capital shall be double counted for purposes of calculating the Closing Proceeds hereunder.

“Closing Proceeds Elements” shall mean, collectively, the following: (a) Closing Cash; (b) Closing Indebtedness; (c) Net Working Capital; (d) the Aggregate Exercise Price; and (e) Unpaid Transaction Expenses.

“Closing Statement” is defined in Section 3.3(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” is defined in the Preamble.

“Company Common Stock” means the Common Stock, par value $0.001 per share, of the Company.

“Company Data” means all data of any kind or character contained in the Company IT Systems or any databases owned or controlled by an Acquired Company or its designees (including any and all Trade Secrets), and all other information and data compilations collected, generated, obtained, or received in connection with the marketing, delivery, or use of any Company Product, or that is used in, or necessary for the Acquired Companies to conduct of their, business.

“Company Documents” is defined in Section 4.2(a).

“Company-Owned IP” means all IP and IP Rights in which any Acquired Company has or purports to have an ownership interest or an exclusive license or similar exclusive right in any field or territory, including Company Data.

“Company IP” means, collectively: (a) all Company-Owned IP; and (b) all other IP and IP Rights that have been licensed to any of the Acquired Companies or under which any of the Acquired Companies is the beneficiary of a covenant not to sue or other agreement not to assert claims involving IP or IP Rights or that are otherwise used in, or necessary for the Acquired Companies to conduct of their, business.

“Company IT System” means any and all: (a) software, hardware, databases, firmware, middleware, servers, systems, sites, circuits, networks, data communications lines, workstations, routers, hubs, switches, interfaces, websites (including the content thereon), platforms and cloud services (including software as a service, platform as a service and infrastructure as a service), automated networks and control systems, and all other computer, telecommunications and information technology systems, assets and equipment (whether or not local or outsourced); and (b) associated documentation, in each case whether owned and operated by any of the Acquired Companies any other Person for any of the Acquired Companies’ benefit and used in, or necessary for the Acquired Companies to conduct of their, business.

“Company Product” means each of the products and services that have been, or are currently being, developed, marketed, distributed, licensed, sold, offered, or otherwise provided or made available by any of the Acquired Companies.

“Company Product Source Code” is defined in Section 4.11(h)(iii).

“Company Property” is defined in Section 4.8.

“Company Secretary’s Certificate” is defined in Section 7.1(c).

“Company Stock” means the Company Common Stock.

“Confidentiality Agreement” means that certain Mutual Nondisclosure Agreement, dated as of September 5, 2023, by and between Parent and the Company.

“Contract” means any agreement, contract, subcontract, license, sublicense, lease, indenture, purchaser order or other legally binding commitment or undertaking of any nature (whether oral or written).

“Copyleft License” means any license applicable to Open Source Software that requires or could require, as a condition of using such Open Source Software in the manner used by any of the Acquired Companies: (a) the disclosure, licensing, or distribution of any source code of any Company Product to any third-party (in each case other than the source code of the Open Source Software itself); (b) the restriction or limitation of the receipt of consideration in connection with the licensing, sublicensing, or distribution of any Company Product to any third-party; (c) the decompilation, disassembly, or reverse engineering of any Company Product or the licensing of any such Company Product for the purpose of making derivative works thereof (in each case other than the Open Source Software itself); or (d) the creation of any obligation for any Acquired Company to grant to any third-party any rights or immunities under or with respect to any Company IP. Copyleft Licenses include, without limitation, any version of the following licenses: (i) Common Development and Distribution License (CDDL), Common Public License, Eclipse Public License, Erlang Public License, IBM Public License, GNU Lesser or Library General Public License (LGPL), Mozilla Public License, Microsoft Reciprocal License, Sun Public License, and any other “weak copyleft” license; (ii) BSD Protection License, any Creative Commons “Share Alike” license, GNU General Public License (GPL), Q Public License, Sleepycat License, and any other “strong copyleft” license; and (iii) Affero General Public License (AGPL), Common Public Attribution License (CPAL), Non-Profit Open Software License, Open Software License (OSL), and any other “network copyleft” license.

“D&O Indemnitees” is defined in Section 6.3(a).

“D&O Tail Policy” is defined in Section 6.3(b).

“De Minimis Claim” is defined in Section 8.3(a).

“DGCL” is defined in the Recitals.

“Direct Claims” is defined in Section 8.4(a).

“Disclosure Schedule” is defined in Article 4.

“Disputed Items” is defined in Section 3.3(c).

“Dissenting Shares” is defined in Section 2.4(b)(iii)(A).

“Effective Time” is defined in Section 2.1(b).

“Employee Offer Letters” is defined in the Recitals.

“Enforceability Exceptions” is defined in Section 4.2(a).

“Environmental Laws” means all Laws as enacted and in effect on or prior to the Closing Date concerning pollution, the environment or the protection of human health from environmental hazards, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Materials, substances or wastes.

“Equity Interest” means, with respect to any Person, (a) any capital stock, partnership or membership interest, unit of participation or other similar interest (however designated and contingent or otherwise) in such Person, (b) any option, warrant, purchase right, conversion right, exchange right, preemptive right or other Contract or right that would entitle any other Person to acquire any interest described in clause (a) in such Person or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such Person (including equity appreciation, phantom equity, stock appreciation, profit participation or other similar rights), and (c) any securities or rights that are derivative or provide any economic benefit based, directly or indirectly, on the value or price of any securities of such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with the Company or any of its Subsidiaries for purposes of Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means PNC Bank, N.A., or its successor, in its capacity as such pursuant to the Escrow Agreement.

“Escrow Agreement” means an escrow agreement in the form of Exhibit B.

“Escrow Funds” means, collectively, the Adjustment Escrow Fund and the Indemnity Escrow Fund.

“Estimated Aggregate Exercise Price” means the Company’s good faith estimate of the Aggregate Exercise Price.

“Estimated Closing Cash” means the Company’s good faith estimate of the Closing Cash based on the books and records of the Company.

“Estimated Closing Indebtedness” means the Company’s good faith estimate of the amount of Closing Indebtedness based on the books and records of the Acquired Companies.

“Estimated Closing Proceeds” means (a) the Base Amount, plus (b) Estimated Closing Cash, plus (c) the amount (if any) by which Closing Net Working Capital is greater than Target Net Working Capital, plus (d) Estimated Aggregate Exercise Price, minus (e) Estimated Closing Indebtedness, minus (f) Estimated Unpaid Transaction Expenses, minus (g) the amount (if any) by which Estimated Net Working Capital is less than Target Net Working Capital, minus (h) the Representative Holdback Amount, minus (i) the Indemnity Escrow Amount, minus (j) the Adjustment Escrow Amount, minus (k) the RSU Amount. For the avoidance of doubt, no items included in the definitions of Cash, Indebtedness, Unpaid Transaction Expenses or Net Working Capital shall be double counted for purposes of calculating the Estimated Closing Proceeds hereunder.

“Estimated Closing Proceeds Elements” shall mean, collectively, the following: (a) Estimated Closing Cash, (b) Estimated Closing Indebtedness, (c) Estimated Net Working Capital, (d) Estimated Aggregate Exercise Price and (e) Estimated Unpaid Transaction Expenses.

“Estimated Closing Statement” is defined in Section 3.3(a).

“Estimated Net Working Capital” means the Company’s good faith estimate of the amount of Net Working Capital based on the books and records of the Acquired Companies.

“Estimated Unpaid Transaction Expenses” means the Company’s good faith estimate of the amount of Unpaid Transaction Expenses based on the books and records of the Acquired Companies.

“Excess Accrued PTO” means, with respect to a current or former employee, director or other individual service provider of any Acquired Company, all vacation and paid time off that has been accrued but unused by such individual in excess of 240 hours as of the Closing Date.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Documents” is defined in Section 2.7(b).

“Expense Fund” is defined in Section 9.13(e).

“Final Resolution” is defined in Section 8.4(c)(iv).

“Financial Statements” is defined in Section 4.5(a).

“Foreign Public Official” means any: (a) officer, employee or representative of any foreign Governmental Body; (b) officer, employee or representative of any commercial enterprise or entity that is owned or controlled by a foreign Governmental Body; (c) officer, employee or representative of any public international organization, such as the African Union, the International Monetary Fund, the United Nations or the World Bank; (d) Person acting in an official capacity for any foreign Governmental Body, enterprise or organization identified above; and (e) foreign political party, foreign political party official or candidate for foreign political office.

“Fully-Diluted Stock” means the sum of (a) the aggregate number of shares of Company Stock issued and outstanding as of immediately prior to the Effective Time, excluding, for the avoidance of doubt, any Treasury Shares, plus (b) the maximum aggregate number of shares of Company Common Stock issuable upon full cash exercise, exchange or conversion of all vested In-the-Money Options that are outstanding as of immediately prior to the Effective Time (including each unvested In-the-Money Option that (i) is outstanding as of immediately prior to the Effective Time and (ii) accelerates in connection with the Merger in accordance with the terms and conditions of its governing option agreement).

“Fundamental Representations” means the representations and warranties contained in Section 4.1 (Organization and Corporate Power), Section 4.2 (Authorization), Section 4.3(a)

(Non-Contravention), Section 4.4 (Capitalization), Section 4.23 (Related Party Transactions) and Section 4.24 (Brokers and Other Advisors; Existing Discussions).

“Governing Documents” means the (a) document(s) by which any Person (other than a natural person) establishes its legal existence or which govern its internal organizational affairs and (b) any stockholders’ agreement, investor rights agreement, voting agreement, right of first refusal and co-sale agreement or any other document comparable to those described in clause (a) as may be applicable to such Person pursuant to applicable Law or by Contract, in each case, together with any amendments, restatements, supplements or other modifications thereto as of the date hereof.

“Governmental Body” means any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, or any political subdivision thereof, (b) federal, state, provincial, local, municipal, foreign, or other government or (c) governmental or quasi‑governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, regulatory body, or other entity and any court, arbitrator, or other tribunal).

“Hazardous Materials” means material, substance, chemical, or waste (or combination thereof) that (a) is listed, defined, designated, or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, or words of similar meaning or effect under any Environmental Law or (b) is regulated or subject to requirements under any Environmental Law.

“Highest In-the-Money Exercise Price” means the highest per share exercise price at which the Aggregate Per Share Amount would exceed such highest per share exercise price assuming that (a) all Options outstanding as of immediately prior to the Effective Time (i) with a per share exercise price equal to or less than such highest per share exercise price are included in the Fully-Diluted Stock and (ii) with a per share exercise price greater than such highest per share exercise price are excluded from the Fully-Diluted Stock and (b) the sum of the exercise prices of all Options (i) with a per share exercise price equal to or less than such highest per share exercise price were included in the Aggregate Exercise Price and (ii) with a per share exercise price greater than such highest per share exercise price were excluded from the Aggregate Exercise Price.

“In-the-Money Option” means an Option with an exercise price per share that is less than the Highest In-the-Money Exercise Price.

“In-the-Money Optionholder” means each holder of an In-the-Money Option.

“Indebtedness” means, without duplication, as of any particular time, (a) the amount of all indebtedness for borrowed money of the Company and its Subsidiaries (including any unpaid principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, reimbursements, indemnities and all other amounts payable in connection therewith), (b) Liabilities of the Company and its Subsidiaries evidenced by bonds, debentures, notes, or other similar instruments or debt securities, (c) Liabilities of the Company and its Subsidiaries to pay the deferred purchase price of property or services other than trade payables incurred in the ordinary course of business consistent with past practice, (d) all Liabilities of the Company and its Subsidiaries arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates, (e) any deferred purchase price Liabilities related to past acquisitions of the Company or any of its Subsidiaries, (f) the amount of Capital Lease Obligations, (g) all indebtedness in the nature of guarantees of the obligations of other Persons described in the immediately preceding clauses (a) through (f), (h) any “success fees” or bonuses, or severance payments payable to employees of the Company or any of its Subsidiaries arising solely from or otherwise triggered solely by the closing of the transactions contemplated hereby (including the employer portion of any social security or Medicare Tax attributable to such payments but excluding any Unpaid Transaction Expenses), (i) Liabilities relating to advance payments from customers, (j) any unpaid Pre-Closing Taxes (whether or not such Taxes are due and payable as of the Closing Date), (k) unpaid professional fees to the extent not included in Unpaid Transaction Expenses; and (l) deferred revenue; provided, that “Indebtedness” shall not include any such Liabilities or obligations between the Company and any of its Subsidiaries or between any Subsidiary of the Company and another Subsidiary of the Company.

“Indemnification Claim Notice” is defined in Section 8.4(c)(i).

“Indemnification Claim Response” is defined in Section 8.4(c)(iii).

“Indemnified Persons” is defined in Section 8.2.

“Indemnifying Securityholders” means, collectively, the Stockholders (other than Stockholders properly exercising appraisal or dissenters’ rights for Dissenting Shares who have not withdrawn or otherwise terminated their exercise of appraisal and dissenters’ rights, as applicable, pursuant to the DGCL), and the vested In-the-Money Optionholders.

“Indemnity Escrow Account” is defined Section 3.2(e).

“Indemnity Escrow Amount” means an amount equal to $3,800,000.

“Indemnity Escrow Fund” means the amount held from time to time by the Escrow Agent in the Indemnity Escrow Account pursuant to the Escrow Agreement.

“Independent Accountant” means a nationally recognized firm of independent certified public accountants selected by Parent and the Securityholder Representative; provided that, if Parent and the Securityholder Representative cannot agree on such firm, Parent and the Securityholder shall each (a) select one nationally recognized firm of independent certified public accountants (which may be the applicable party’s existing accounting firm) and (b) cause such firm, jointly with the firm selected by the other party, to select a third nationally recognized firm of independent certified public accountants, which shall be the “Independent Accounting Firm” for all purposes of this Agreement.

“Initial Per Share Amount” means the amount determined by (a) the Estimated Closing Proceeds divided by (b) the Fully-Diluted Stock.

“Insurance Policies” is defined in Section 4.19.

“IP” means algorithms, deep learning, machine learning, and other artificial intelligence models, application programming interfaces (“APIs”), apparatus, circuit designs and assemblies, gate arrays, net lists, test vectors, data, data collections and databases, diagrams, formulae, inventions (whether or not patentable), Trademarks, methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), subroutines, techniques, Trade Secrets, user interfaces, URLs, web sites, works of authorship and other forms of technology of any kind (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

“IP Contributor” is defined in Section 4.11(c)(i).

“IP Rights” means any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (a) copyrights, mask works, whether registered or not, works of authorship and all other rights corresponding thereto throughout the world including moral and economic rights of authors and inventors, however denominated; (b) Trademarks; (c) Trade Secrets; (d) Patents and industrial property rights; (e) other proprietary rights in IP; (f) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above; and (g) together with, in each of clauses “(a)” through “(f)” above, all claims for damages by reason of past infringement thereof, with the right to sue for, and collect the same.

“IRS” means the United States Internal Revenue Service or any successor agency.

“ITAR” means the International Traffic in Arms Regulations.

“Key Employee” means each of Patrick Sullivan and Darren Schreiber.

“knowledge” means, with respect to any of the Acquired Companies, the actual knowledge of Patrick Sullivan and Darren Schreiber after due inquiry and the knowledge that each such Person would reasonably be expected to obtain in the course of diligently performing his or her duties for such Acquired Company.

“Law” means any law (including common law), rule, regulation, judgment, order, decree, or other pronouncement having the effect of law of any Governmental Body.

“Letter of Transmittal” means a letter of transmittal in the form of Exhibit D.

“Liabilities” means liabilities, debts or other obligations of any nature, whether known or unknown, absolute, accrued, contingent, liquidated, unliquidated or otherwise, due or to become due or otherwise, and whether or not required to be reflected on a balance sheet prepared in accordance with Accounting Principles.

“Liens” means any liens, statutory liens, pledges, mortgages, security interests, charges, easements, rights of way, covenants, claims, restrictions, rights, options, conditional sale or other title retention agreements or encumbrances of any kind or nature.

“Losses” means any and all losses, damages (including special, incidental and consequential damages), Liabilities, Taxes, costs (including reasonable out-of-pocket costs of investigation) and expenses, including interest, penalties, settlement costs, judgments, awards, fines, costs of mitigation, court costs and fees (including reasonable attorneys’ fees and expenses); provided, however, that Losses shall not include any punitive damages unless such damages are awarded to a third party.

“Made Available” is defined in Section 1.2(b).

“Malicious Code” is defined in Section 4.11(h)(i).

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development (any such item, an “Effect”) that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on: (a) the business, assets, properties, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, that Effects, alone or in combination, that arise out of or result from the following, individually or in the aggregate, shall not be considered when determining whether a Material Adverse Effect has occurred: (i) changes in economic conditions, financial, credit or securities markets in general or the industries and markets in which the Company and its Subsidiaries operate; (ii) any change after the date hereof in Laws, Accounting Principles or any other accounting standard applicable to the Company, or the enforcement or interpretation thereof; or (iii) acts of God (including any hurricane, flood, tornado, earthquake or other natural disaster or any other force majeure event), calamities, national or international political or social conditions, including acts of war, the engagement in hostilities, or the occurrence of any military attack or terrorist act in the jurisdictions in which the Company and its Subsidiaries operate or any escalation or worsening of any of the foregoing; provided, further, the foregoing exceptions shall only be applicable to the extent that such Effects do not have a disproportionate impact on the Company and its Subsidiaries relative to businesses in the same or similar industries; or (b) the ability of the Company to perform its obligations under this Agreement in a timely manner or to consummate the transactions contemplated by this Agreement, including the Merger.

“Material Contracts” is defined in Section 4.9.

“Material Customers” is defined in Section 4.20.

“Material Suppliers” is defined in Section 4.20.

“Merger” is defined in Section 2.1(a).

“Merger Consideration” means the aggregate consideration to the Stockholders and Optionholders are entitled pursuant to Article 2 and Section 3.3.

“Merger Sub” is defined in the Preamble.

“Non-U.S. Plan” is defined in Section 4.14(k).

“Net Working Capital” means (a) the Company’s consolidated total current assets as of immediately prior to the Effective Time (as defined by and determined in accordance with the Accounting Principles), excluding Cash, the current portion of deferred financing costs, and any current and deferred Tax assets less (b) the Company’s consolidated total current Liabilities as of immediately prior to the Effective Time (as defined by and determined in accordance with the Accounting Principles), excluding current Liabilities relating to Indebtedness and any current or deferred Tax Liabilities. A reference calculation of Net Working Capital at December 31, 2022 is attached as Schedule A.

“Objection Notice” is defined in Section 3.3(c).

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Open Source Software” means any computer software that is distributed or otherwise made available under “open source”, “community”, or “free software” terms, including without limitation: (a) any license that has been approved by the Open Source Initiative, a list of which is available at https://opensource.org/licenses; (b) any license that meets the Open Source Definition promulgated by the Open Source Initiative, which is available at https://opensource.org/osd; (c) any Copyleft License; and (d) any license that is substantially similar to those described in any, all, or any combination of the foregoing clauses “(a)” through “(c)”.

“Optionholder” means a holder of an Option.

“Options” means all options to acquire shares of Company Stock that are outstanding as of immediately prior to the Effective Time (whether or not exercisable and whether or not vested).

“Order” shall mean, with respect to any Person, any order, writ, rule, injunction, award, judgment, decree, stipulation, verdict or ruling issued, made, rendered, enacted, adopted, promulgated or applied by a Governmental Body that is binding upon or applicable to such Person or its property.

“Other Accrued Employee Amounts” means all accrued wages, pro-rated bonuses, commissions, fees and other accrued but unpaid compensation and benefits of any current or former employee, director or other individual service provider as of the Closing Date.

“Parent” is defined in the Preamble.

“Parent Adjustment Amount” is defined in Section 3.3(f)(i).

“Parent Documents” is defined in Section 5.2.

“Parent Material Adverse Effect” means a material adverse effect on the ability of Parent or Merger Sub, as applicable, to perform their respective obligations under this Agreement in a timely manner or to consummate the transactions contemplated by this Agreement, including the Merger.

“Patents” means patents (including utility, utility model, plant and design patents, and certificates of invention) and patent applications (including additions, provisional, national, regional and international applications, as well as original, continuation, continuation-in-part, divisionals, continued prosecution applications, reissues, and re-examination applications), and all reissues, divisions, renewals, extensions, provisionals, certificates of invention and statutory invention registrations, continued prosecution applications, requests for continued examination, reexaminations, continuations and continuations-in-part thereof.

“Paying Agent” means PNC Bank, N.A., or its successor, in its capacity as such pursuant to a paying agent agreement between it and Parent.

“Per Option Amount” is defined in Section 2.5(a).

“Permit” means any approvals, authorizations, consents, licenses, permits, registrations or certificates of a Governmental Body.

“Permitted Liens” means: (a) Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves with respect thereto are maintained on the Company’s books in accordance with Accounting Principles; (b) statutory, landlord’s, mechanic’s, materialmen’s, and similar Liens arising or incurred in the ordinary course of business consistent with past practice for amounts which are not yet due and payable or which are being contested in good faith by appropriate proceedings if reserves with respect thereto are maintained on the Company’s books in accordance with Accounting Principles to the satisfaction of Parent, or, with respect to mechanics’ or materialmens’ liens, have been sufficiently bonded over to the satisfaction of Parent; (c) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Body which are not violated by the current use or occupancy of such real property or the operation of the business; and (d) easements, covenants, conditions and restrictions of record.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Body.

“Personal Data” means any data or information relating to an identified or identifiable natural individual and any other data or information that constitutes personal data, personal information or personally identifiable information under any applicable Privacy Obligation and privacy policy of any Acquired Company, and includes an individual’s combined first and last name, home address, telephone number, fax number, email address, social security number or other Governmental Body-issued identifier (including state identification number, tax identification number, driver’s license number, or passport number), precise geolocation information of an individual or device, biometric data, medical or health information, credit card and other financial information (including bank account information), cookie identifiers associated with registration information, or any other browser- or device-specific number or identifier not controllable by the end user, and web or mobile browsing or usage information that is linked to the foregoing; an identifiable natural individual is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier and to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural individual.

“Plans” mean each compensation and/or benefit plan, program, policy, practice, contract, agreement or other arrangement (whether or not such plan is subject to ERISA), including any employee welfare plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA, and any other bonus or incentive compensation, change in control, deferred compensation, defined contribution or defined benefit pension, employment, equity or equity-based, flexible spending, fringe benefit, gross-up arrangements, insurance (including accident, AD&D, dental, disability, hospitalization, life, medical, split dollar, stop-loss and vision), profit sharing, retention, severance or retirement (including retiree medical), vacation or wrap plan, program, policy, practice, contract, agreement or other arrangement, whether or not in writing and whether or not funded, in each case that is established, sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by the Company or any Subsidiary for the benefit of the current or former employees, directors, consultants or independent contractors of the Company or any Subsidiary or with respect to which the Company or any Subsidiary has any actual or contingent liability.

“Pre-Closing Tax Period” means (a) any Tax period ending on or before the Closing Date and (b) the portion of the Straddle Period that ends on the Closing Date.

“Pre-Closing Taxable Events” means any transaction or event occurring on or before the Closing Date, the occurrence of which results in the imposition of a Tax on any of the Acquired Companies.

“Pre-Closing Taxes” means all Liabilities for (a) Taxes of the Company or any of its Subsidiaries for Pre-Closing Tax Periods and Pre-Closing Taxable Events, regardless of whether the Taxes for such events are incurred prior to or after the Closing Date, determined without regard to any carryback of a loss or credit arising after the Closing Date, (b) Taxes arising as a result of prepaid amounts received by the Company or any of its Subsidiaries prior to the Closing, (c) Taxes of any Person imposed on the Company or any of its Subsidiaries as a result of being a member of any affiliated, consolidated or combined group before the Closing pursuant to Treasury Regulation Section 1.1502-6 or any similar state, local, or foreign Law, (d) Taxes of any Person for which the Company or any of its Subsidiaries becomes liable as a transferee or successor, by Contract (including any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person), or pursuant to any Law, to the extent such Taxes relate to an event or transaction occurring before the Closing, (e) Taxes imposed on any Securityholder for any Taxable period, (f) Taxes attributable to the transactions contemplated by this

Agreement, (g) any withholding, payroll, social security, unemployment or similar Taxes attributable to any payments that are contingent upon or payable as a result of the transactions contemplated by this Agreement, (h) the Indemnifying Securityholders’ share of Transfer Taxes pursuant to Section 6.4(d) and (i) any telecommunications and other communications Tax, charge, fee, levy, excise, duty, surcharge or similar assessment, including, without limitation, any state, county or local 911 or e911 fee or surcharge, in each case for the Pre-Closing Tax Period and Pre-Closing Taxable Events. For purposes of this Agreement, in the case of any Taxes that are payable for a Straddle Period, the portion of such Tax related to the portion of such Tax period ending on and including the Closing Date shall (i) in the case of any Taxes that are imposed on an annual or periodic basis (other than gross receipts, sales or use Taxes and Taxes based upon or related to income) be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which shall be the number of days in the Tax period ending on and including the Closing Date, and the denominator of which shall be the number of days in the entire Tax period and (ii) in the case of any other Tax, be deemed equal to the amount that would be payable if the relevant Tax period ended on and included the Closing Date based on a hypothetical closing of the books of the Company (and shall be deemed to include any Taxes that would arise pursuant to Sections 951 or 951A of the Code had the Tax year of each Subsidiary of the Company ended on and included the Closing Date).

“Privacy Obligations” means all applicable Laws, contractual obligations, self-regulatory standards, written policies or terms of use of the Company or any of its Subsidiaries, or any consents obtained by the Company or any of its Subsidiaries that are related to privacy, security, data protection or Processing of Personal Data, including, the European Union General Data Protection Regulation (Regulation (EU) 2016/679), the European Union ePrivacy Directive (Directive 2002/58/EC) and applicable implementing laws, the California Consumer Privacy Act, the California Privacy Rights Act, the Federal Trade Commission Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, the Computer Fraud and Abuse Act, the Gramm Leach Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, state data security laws, state unfair or deceptive trade practices laws, state biometric privacy acts, state social security number protection laws, state data breach notification laws, Brazil’s Lei Geral de Proteção de Dados, Canada’s Personal Information Protection and Electronic Documents Act, the Card Association Rules, and any Laws concerning requirements for website and mobile application privacy policies and practices, data or web scraping, cybersecurity disclosures in public filings, call or electronic monitoring or recording or any outbound communications (including, outbound calling and text messaging, telemarketing, and email marketing).

“Pro Rata Portion” shall mean, with respect to a particular Indemnifying Securityholder, an amount equal to percentage determined by dividing (a) the aggregate amount payable to such Indemnifying Securityholder pursuant to Article 2 (including (i) amounts deposited as part of the Adjustment Escrow Amount and the Indemnity Escrow Amount and (ii) amounts withheld for Tax obligations), by (b) the aggregate amount payable to all Indemnifying Securityholders pursuant to Article 2 (including (i) amounts deposited as part of the Adjustment Escrow Amount and the Indemnity Escrow Amount and (ii) amounts withheld for Tax obligations).

“Proceeding” shall mean any claim, demand, action, arbitration, audit, hearing, inquiry, investigation, examination proceeding, litigation or suit (whether civil, criminal or administrative) commenced, brought, conducted, or heard by or before, or otherwise involving any Governmental Body or arbitrator.

“Process” or “Processing” means any operation or set of operations which is performed on data, or on sets of data, including Personal Data, whether or not by automated means, such as the receipt, access, acquisition, arrangement, collection, copying, creation, maintenance, modification, recording, organization, processing, compilation, selection, structuring, storage, visualization, adaptation, alteration, retrieval, consultation, use, disclosure by transfer, transmission, dissemination or otherwise making available, alignment or combination, restriction, disposal, erasure or destruction, or instruction, training or other learning relating to such data or combination of such data.

“Real Property Lease” is defined in Section 4.8.

“Recent Accrual Balance Sheet” is defined in Section 4.5(a).

“Recent Balance Sheets” is defined in Section 4.5(a).

“Registered IP” means all IP Rights included within the Company-Owned IP that are registered, filed, issued, or granted under the authority of, with, or by any Governmental Body or, in the case of domain names, social media identifiers, and the like, a domain name administrator or social media platform, as applicable, including all Patents, registered Trademarks (including domain names, social media identifiers, and the like), registered copyrights, and all applications for any of the foregoing.

“Related Party” is defined in Section 4.23.

“Representative Holdback Amount” means an amount equal to $50,000.

“Representatives” means, with respect to any Person, any officer, director, principal, partner, manager, member, attorney, accountant, agent, employee, consultant, financial advisor or other authorized representative of such Person.

“Resolution Period” is defined in Section 3.3(d).

“Resolved Matters” is defined in Section 3.3(d).

“Restricted Stock” is defined in Section 4.4(a).

“Restrictive Covenant” means any non-compete, non-solicit, no hire, non-interference, non-disparagement or confidentiality obligation.

“Restrictive Covenant Agreement” means a restrictive covenant agreement in the form of Exhibit E.

“RSU Amount” means $5,850,000.

“Sanctioned Person” means any Person that is the subject or target of Sanctions, including, without limitation, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, by the United Nations Security Council, His Majesty’s Treasury of the United Kingdom, the European Union, or any EU member state, (b) any Person located, operating, organized or resident in a Sanctioned Territory or (c) any Person owned or controlled by any such Person or Persons.

“Sanctioned Territory” means, at any time, a country or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Crimea, Cuba, Iran, North Korea, and Syria).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by relevant Governmental Bodies, including, but not limited those administered by the U.S. government through OFAC or the U.S. Department of State, the United Nations Security Council, the European Union, or His Majesty’s Treasury of the United Kingdom.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Breach” means any: (a) accidental or unlawful destruction, loss, alteration, corruption, or other misuse of Sensitive Data transmitted, stored or otherwise Processed; (b) unauthorized or unlawful acquisition, sale or rental of, access to or any other Processing of Sensitive Data; or (c) other act or omission that compromises the security, integrity, or confidentiality of Sensitive Data.

“Securityholder Representative” is defined in the Preamble.

“Securityholder Representative Engagement Agreement” is defined in Section 9.13(c).

“Securityholder Representative Expenses” is defined in Section 9.13(b).

“Securityholder Representative Group” is defined in Section 9.13(c).

“Securityholders” means, collectively, each Stockholder and Optionholder.

“Seller Adjustment Amount” is defined in Section 3.3(f)(ii).

“Sensitive Data” means (a) all Personal Data and (b) all trade secrets and confidential or proprietary information or data in the Company’s or the Company’s Subsidiaries’ possession, custody or control or the possession, custody or control of any Third-Party service providers, consultants, independent contractors or other Third-Parties on behalf of the Company or the Company’s Subsidiaries and used or held for use in the conduct of the Company’s and its Subsidiaries’ businesses.

“Spreadsheet” is defined in Section 4.4(g).

“Stock Plan” means the Company’s 2012 Equity Incentive Plan.

“Stockholder” means each holder of shares of Company Stock.

“Stockholder Approval” is defined in Section 4.2(b).

“Stockholder Written Consent” means a written consent of certain Stockholders, in the form attached hereto as Exhibit F.

“Straddle Period” means any Tax period that includes (but does not end on) the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one (1) or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one (1) or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.

“Support Agreement” is defined in the Recitals.

“Surviving Corporation” is defined in Section 2.1(a).

“Tail Policies” is defined in Section 7.1(u).

“Target Net Working Capital” means negative $106,000.

“Tax” means (a) all income, capital gains, gross income, gross receipts, sales, use, ad valorem, franchise, capital, profits, license, and other withholding, employment, social security, payroll, severance, transfer, conveyance, documentary, stamp, property, unclaimed property, escheat, inventory, value added, alternative, environmental, customs duties, minimum tax, estimated and any other tax, fee, charge, levy, excise, duty or assessment in the nature of a tax, together with additions to tax or additional amounts, interest and penalties relating thereto that may be imposed by any Governmental Body, (b) any liability in connection with the filing of any Report of Foreign Bank and Financial Accounts (FBAR), and (c) any Liability of the Company or any of its Subsidiaries for the payment of any amount of any type described in clause “(a)” or “(b)” as a result of (i) the Company or any of its Subsidiaries being a transferee, successor or a member of an affiliated, consolidated, unitary or combined group prior to the Closing, or (ii) an express or implied obligation to indemnify any other Person.

“Tax Claim” is defined in Section 6.4(e).

“Tax Representations” means the representations and warranties contained in Section 4.10 (Tax Matters).

“Tax Returns” means any return, claims for refund, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Body in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax, and including any amendment thereof.

“Taxing Authority” means the IRS and any other Governmental Body responsible for the administration of any Tax.

“Third-Party” means any Person or group other than Parent, Merger Sub, the Company, the Securityholder Representative or any of Affiliates of Parent, Merger Sub, the Company and the Securityholder Representative.

“Third‑Party Claim” is defined in Section 8.4(b)(i).

“Third-Party Data” means all data of any kind or character contained in the Company IT Systems or any databases owned or controlled by any of the Acquired Companies or their designees (including any and all Trade Secrets), and all other information and data compilations used by, or necessary to the business of, any of the Acquired Companies that was licensed, received, or collected from any other Person.

“Total Accrued Employee Amounts” means all vacation and paid time off that has been accrued but unused as of the Closing Date by any current or former employee, director or other individual service provider of any of the Acquired Companies, as well as all accrued wages, pro-rated bonuses, commissions, fees and other accrued but unpaid compensation and benefits of any such Person as of the Closing Date, provided, that “Total Accrued Employee Amounts” shall not include any Excess Accrued PTO waived by Patrick Sullivan and Darren Schreiber.

“Trade Control Laws” means those Laws applicable to the Company or any of its Subsidiaries regulating the export, reexport, transfer, disclosure or provision of commodities, software, technology, defense articles or defense services, or imposing trade control sanctions or restrictions on countries, individuals or entities including, without limitation: the Export Administration Act of 1979 (Public Law 96-72, as amended); the Export Administration Regulations (15 C.F.R. Parts 730-774); the International Emergency Economic Powers Act (Public Law 95-223); the Trading with the Enemy Act (50 U.S.C. App. §§ 1-44); the Arms Export Control Act (Public Law 90-629); ITAR (22 C.F.R. Parts 120‑130); export and import Laws and regulations administered by the Bureau of Alcohol, Tobacco, Firearms and Explosives (27 C.F.R. Chapter II); the Foreign Trade Regulations (15 C.F.R. Part 30); Laws and restrictions administered by OFAC (31 C.F.R. Part 500 et seq.); any other Laws implementing Sanctions; U.S. and non-U.S. customs Laws; and any other export controls Laws administered by a U.S. Governmental Body, or by any foreign Governmental Body to the extent applicable and to the extent compliance with such Laws is not prohibited or penalized by applicable U.S. Law.

“Trade Secrets” means trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and Defend Trade Secrets Act and under corresponding foreign statutory and common law), business, technical and know-how information, non-public information, and confidential information, including all source code, documentation, know how, processes, technology, formulae, customer lists or data, business and marketing plans, inventions (whether or not patentable) and marketing information and rights to limit the use or disclosure thereof by any Person; including databases and data collections and all rights therein.

“Trademarks” means trade names, logos, trademarks, service marks, trade dress, slogans, fictitious business names (D/B/As), domain names, social media identifiers and the like, and all other source identifiers of any kind and registrations and applications therefor, including all goodwill therein, and any and all common law rights therein or thereto.

“Transaction Documents” means this Agreement, together with the Escrow Agreement, Support Agreement, the Letters of Transmittal, Restrictive Covenant Agreements, the Stockholder Written Consent, the Company Secretary’s Certificate, and each of the other agreements, documents, certificates and instruments to be delivered hereunder or thereunder.

“Transfer Taxes” is defined in Section 6.4(d).

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.

“Treasury Shares” is defined in Section 2.4(b)(ii).

“Unpaid Transaction Expenses” means, without duplication, to the extent not paid prior to the Closing, the amount of (a) all fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants; appraisal fees, costs and expenses; and travel, lodging, entertainment and associated expenses) incurred by the Company or any Subsidiary prior to Closing in connection with this Agreement, (b) all fees payable by the Company or any of its Subsidiaries to any Securityholder or any Affiliate of any such Person in connection with this Agreement or the transactions contemplated hereby, or otherwise, (c) all Total Accrued Employee

Amounts, (d) the aggregate amount of all change in control, sale, retention, severance, or similar bonuses or payments or the value of any acceleration of benefits to any current or former director, officer, employee, independent contractor or consultant of the Company and its Subsidiaries payable or effected as a result of, or in connection with, this Agreement, the Merger or any other transactions contemplated herein, (e) the aggregate amount of Taxes (including the employer portion of payroll or employment Taxes incurred in connection with any bonuses, option cash-outs, payments under clauses (c) or (d) above or any other compensatory payments made by the Company or its Subsidiaries pursuant to this Agreement) payable by the Company or any Subsidiary at the Closing, including pursuant to the cash-out of the vested In-the-Money Options, (f) any fees, expenses, premiums and other costs related to or arising in connection with the D&O Tail Policy, the Tail Policies and the Additional Company Costs, and (g) any payments in connection with any change in control obligations resulting from or in connection with the Merger or any of the other transactions contemplated by this Agreement, or any payment or consideration arising under or in relation to obtaining any consents, waivers or approvals of any party under any Contract of the Company or its Subsidiaries as are required in connection with the Merger for any such Contract to remain in full force and effect following the Closing or resulting from an agreed-upon modification or early termination of any such Contract.

“Unresolved Matters” is defined in Section 3.3(d).

“WARN” means the Worker Adjustment and Retraining Notification Act or any similar state or local Law, each as amended.

“Willful Breach” means, with respect to a party, (a) a material breach by such party of any covenant or obligation set forth in this Agreement or any other Transaction Document that is the consequence of an act or failure to act by such party where such party had actual knowledge that the taking of such act or failure to take such act would cause a breach of such covenant or obligation of this Agreement or (b) the making of any representation or warranty in this Agreement or any other Transaction Document where such party making such representation or warranty had actual knowledge that such representation or warranty was false when made.

Section 1.2 Other Definitional Provisions.

(a) The parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. The exhibits, annexes and schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. The headings and table of contents in this Agreement are included for convenience of reference only and will not limit or otherwise affect the meaning or interpretation of this Agreement.

(b) The terms “hereof,” “herein” and “hereunder” and terms of similar import are references to this Agreement as a whole (including any annexes, exhibits and schedules to this Agreement) and not to any particular provision of this Agreement, unless otherwise specified, and recital, article, section, subsection, exhibit, annex and schedule references are to this Agreement, unless otherwise specified. The words “include,” “including” or “includes” when used herein shall be deemed in each case to be followed by the words “without limitation” or words having similar import. The word “or” is not exclusive, unless the context otherwise requires. The word “extent” in the phrase “to the extent” means the degree to which a thing extends, and does not simply mean “if.” The use of the terms “Affiliates” and “Subsidiaries” shall be deemed to be followed by the words “as such entities exist as of the relevant date of determination.” The terms “dollars” or “$” mean dollars in the lawful currency of the United States of America and all payments made pursuant to this agreement shall be in United States dollars. References herein to any gender shall include each other gender. Unless the context otherwise clearly indicates, each defined term used in this Agreement shall have a comparable meaning when used in its plural or in its singular form. Any reference to any document being “Made Available” to Parent means that the Company has posted complete and correct copies of such document to the virtual data room managed by the Company and hosted by Box, Inc. as of 5:00 p.m. Pacific Time on the date that is three (3) Business Days prior to the date hereof and that Parent has had continuous access to such documents since such time. Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under Accounting Principles. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under Accounting Principles, the definition of such term set forth in this Agreement will control.

(c) When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. References to any period of days shall be deemed to be the relevant number of calendar days, unless otherwise specified. If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day. References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity. References herein to any contract mean such contract as amended, supplemented or modified (including any waiver thereto). A reference to a statute, listing rule, regulation, order or other applicable Law includes a reference to the corresponding regulations and instruments and includes a reference to each of them as amended, consolidated, recreated, replaced or rewritten. References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 1.2(c) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement.

Article 2
The Merger

Section 2.1 The Merger.

(a) At the Effective Time, on the terms and subject to the conditions set forth in this Agreement, Merger Sub shall merge with and into the Company in accordance with the DGCL (the “Merger”), whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”) and a wholly owned subsidiary of Parent.

(b) The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other time as may be mutually agreed to by Parent and the Company and specified in the Certificate of Merger (the “Effective Time”).

(c) At the Effective Time, the effects of the Merger shall be as provided in the applicable provisions under the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.2 Certificate of Incorporation; Bylaws. As of the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated pursuant to the terms set forth in the Certificate of Merger and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with the terms therein and applicable Law. As of the Effective Time, the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (except that the title thereof shall read “Bylaws of 2600hz, Inc.”) and, as so amended and restated, shall be the bylaws of the Surviving Corporation until amended in accordance with the terms therein, the certificate of incorporation of the Surviving Corporation and applicable Law.

Section 2.3 Directors and Officers. From and after the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers, as applicable, of the Surviving Corporation until their successors are duly elected or appointed in accordance with the bylaws and the certificate of incorporation of the Surviving Corporation and applicable Law (or their earlier death, resignation or removal).

Section 2.4 Conversion of Capital Stock.

(a) Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without further action on the part of Parent, Merger Sub, the Company or their respective stockholders, each share of capital stock, par value $0.001 per share, of Merger Sub, that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share, par value $0.001 per share, of common stock of the Surviving Corporation (and such shares of common stock of the Surviving Corporation into which the shares of the capital stock of Merger Sub are so converted shall be the only shares of the Surviving Corporation’s capital stock that are issued and outstanding immediately after the Effective Time).

(b) Company Stock.

(i) Generally. At the Effective Time, by virtue of the Merger and without further action on the part of Parent, Merger Sub, the Company or their respective stockholders, each share of Company Stock issued and outstanding as of immediately prior to the Effective Time (excluding Treasury Shares and Dissenting Shares) shall be cancelled and extinguished and shall be converted automatically into the right to receive, upon the terms set forth in this Agreement and subject to the delivery of the applicable Exchange Documents in respect of such shares in the manner provided in Section 2.7, a portion of the Merger Consideration in an amount, without interest, equal to the Aggregate Per Share Amount, which shall be in the form of consideration set forth on the Spreadsheet.

(ii) Treasury Shares. Effective as of the Effective Time, by virtue of the Merger and without further action on the part of Parent, Merger Sub, the Company or their respective stockholders, each share of Company Stock that is issued and outstanding and held by either the Company or any of its Subsidiaries as of immediately prior to the Effective Time (“Treasury Shares”) shall be cancelled without any consideration paid therefor.

(iii) Dissenting Shares.

(A) Notwithstanding anything to the contrary herein, any shares of Company Stock issued and outstanding immediately prior to the Effective Time eligible under the DGCL to exercise appraisal or dissenters’ rights and held by a holder who has not voted in favor of, or provided written consent to, the Agreement and the Merger and who has exercised and perfected appraisal or dissenters’ rights for such shares in accordance with Section 262 of the DGCL and who has not effectively withdrawn or lost such appraisal or dissenters’ rights (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the consideration for Company Stock set forth in Section 2.4(b)(i), and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in Section 262 of the DGCL.

(B) Notwithstanding the provisions of Section 2.4(b)(iii)(A), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal and dissenters’ rights under Section 262 of the DGCL, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares of Company Stock shall automatically be converted into and represent only the right to receive, upon delivery of the applicable Exchange Documents in respect of such shares in the manner provided in Section 2.7, the consideration for such shares set forth in Section 2.4(b)(i), without interest.

(C) The Company shall (i) comply with the requirements of Section 262 of the DGCL, (ii) give Parent prompt notice of any demand received by the Company pursuant to Section 262 of the DGCL, and of withdrawals of such demands, and provide copies of any documents or instruments served pursuant to the DGCL and received by the Company and (iii) give Parent the opportunity to participate in all negotiations and proceedings with respect to any such demands. Any communication to be made by the Company to any Stockholder with respect to any Dissenting Shares shall be submitted to Parent in advance and shall not be presented to any Stockholder without Parent’s prior written consent, which consent shall not be unreasonably withheld or delayed.

(D) Any amount paid by Parent, the Company or the Surviving Corporation to any Person with respect to Dissenting Shares (which, for the avoidance of such, shall require the prior written consent of Parent in accordance with Section 2.4(b)(iii)(C)) in excess of the amount that would otherwise be payable pursuant to Section 2.4 for each such Dissenting Share, together with all interest, costs, expenses and fees incurred by the Company, Parent, the Surviving Corporation or their respective Affiliates in connection with the exercise of all rights under Section 262 of the DGCL, shall be indemnifiable Losses pursuant to Article 8.

Section 2.5 Options.

(a) Vested In-The-Money Options. Effective as of the Effective Time, by virtue of the Merger and without further action on the part of Parent, Merger Sub, or the Company (or their respective stockholders) or any Optionholder, each vested In-the-Money Option that is outstanding as of immediately prior to the Effective Time (including any In-the-Money Option that (i) is outstanding as of immediately prior to the Effective Time and (ii) accelerates in connection with the Merger in accordance with the terms and conditions of the Stock Plan, approval of the Board of Directors, or any other governing option agreement) shall be cancelled and the holder thereof shall be entitled to receive, upon the terms set forth in this Agreement, in consideration of such cancellation, a portion of the Merger Consideration in an amount, without interest, equal to (the “Per Option Amount”), as set forth Spreadsheet, (x) the excess of the Aggregate Per Share Amount over the per share exercise price of such In-the-Money Option, multiplied by (y) the aggregate number of shares of Company Common Stock subject to such vested In-the-Money Option for which such Option has not been exercised. The consideration payable to the Optionholders pursuant to this Section 2.5(a) shall be in the form of consideration set forth on the Spreadsheet.

(b) All Other Options. Effective as of the Effective Time, by virtue of the Merger and without further action on the part of Parent, Merger Sub, or the Company (or their respective stockholders) or any Optionholder, each Option that is not a vested In-the-Money Option outstanding as of immediately prior to the Effective Time shall be cancelled without payment of any consideration therefor. For the avoidance of doubt, each unvested In-the-Money Option that (i) is outstanding as of immediately prior to the Effective Time and (ii) accelerates in connection with the Merger in accordance with the terms and conditions of its governing option agreement shall be treated as set forth in Section 2.5(a). Without limiting the generality of the foregoing, effective as of the Closing, any and all rights of each Optionholder (and any and all Liabilities of the Surviving Corporation to each Optionholder other than with respect to withholding of Taxes and reporting with respect thereto) with respect to the Options shall terminate in all respects, except as expressly set forth herein.

(c) Necessary Actions. Prior to the Effective Time, and subject to the prior review and reasonable approval of Parent, the Company shall take all actions required or necessary under the Stock Plan and any other agreements governing the terms of any Options to (i) effect the treatment of the Options set forth in this Section 2.5, (ii) ensure that no Optionholder has any rights following the Effective Time with respect to any Options held by such Optionholder immediately prior to the Effective Time, except as expressly provided in this Section 2.5, and (iii) cause the Stock Plan and any other agreements governing the terms of any Option to terminate at or prior to the Effective Time.

Section 2.6 No Further Ownership Rights. The amounts paid in respect of the cancellation of shares of Company Stock and Options in accordance with the terms of this Article 2 shall be deemed to be in full satisfaction of all rights pertaining to such shares of Company Stock and Options, as applicable, and the Stockholders and Optionholders shall cease to have any rights with respect thereto, except as expressly provided in this Agreement. Following the Effective Time, there shall be no further registration of transfers, conversions or exchanges on the records of the Surviving Corporation of shares of Company Stock and Options, in each case, that were outstanding immediately prior to the Effective Time.

Section 2.7 Exchange Procedures; Paying Agent.

(a) The Paying Agent shall act as paying agent in connection with the Merger. Any Tax reporting to Stockholders or withholding required of Parent (other than with respect to any employment-related Tax matters) will be performed by the Paying Agent on Parent’s behalf. As soon as reasonably practicable after the Closing Date, Parent shall direct the Paying Agent to mail (or by electronic transmission) each Stockholder a Letter of Transmittal at the address set forth opposite each such Securityholder’s name on the Spreadsheet.

(b) After delivery by a Stockholder to the Paying Agent of (i) in the case of a Stockholder, certificates representing the number of shares of Company Stock held by such Stockholder immediately prior to the Effective Time (“Certificates”), (ii) Letter of Transmittal and (iii) any other documents (including applicable Tax forms) that Parent or the Paying Agent may reasonably require in connection therewith (clauses (i) through (ii), collectively, the “Exchange Documents”), in each case, duly completed and validly executed in accordance with the instructions thereto, Parent shall cause the Paying Agent to pay to such Securityholder, in exchange therefor, a portion of the amount to which such Securityholder is entitled to under Section 2.4 in accordance with the Spreadsheet, which amount shall be paid by the Paying Agent by check or wire transfer in accordance with the instructions provided by such Securityholder.

(c) Surrendered Certificates shall forthwith be cancelled. No interest or dividends will be paid or accrued on the consideration payable upon the surrender of any Certificate. Until surrendered in accordance with the provisions of this Section 2.7, each Certificate (other than those representing Dissenting Shares or Treasury Shares) shall represent, for all purposes, only the right to receive an portion of the Merger Consideration payable in respect thereof pursuant to Section 2.4(b)(i) in respect of the Company Stock (formerly evidenced by such Certificate), without any interest or dividends thereon.

(d) Notwithstanding anything to the contrary in this Section 2.7, if any Certificate has been lost, stolen or destroyed, then, upon the making of an affidavit of such fact by the Person claiming such Certificate to be lost, stolen or destroyed and the providing of an indemnity by such Person, in form and substance reasonably satisfactory to the Paying Agent and the Securityholder Representative, against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect thereof, in the amounts, at the times, and in the manner contemplated by this Article 2. Notwithstanding anything to the contrary in this Section 2.7, the Paying Agent shall not be liable to any Stockholder for Merger Consideration delivered to a Governmental Body if such delivery is required pursuant to any applicable abandoned property, escheat or similar Law.

Section 2.8 Withholding. Each of the Company, Parent, Merger Sub, the Surviving Corporation, the Securityholder Representative and the Paying Agent (and any other Person that has any withholding obligation with respect to any payment made pursuant to this Agreement) shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted and withheld therefrom under the Code or any other applicable Law, as determined thereby in good faith. To the extent that amounts are so deducted or withheld, such amounts shall be timely paid over to the applicable Governmental Body in accordance with applicable Law and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.9 Reliance on the Spreadsheet. Parent and the Surviving Corporation (and their respective Affiliates) shall be entitled to fully rely on the accuracy of the Spreadsheet prepared and delivered by the Company hereunder in all respects in taking any actions or making any payments pursuant to this Agreement, and all obligations to make such payments shall be deemed fulfilled to the extent such payments are made in accordance with this Agreement and the Spreadsheet. Except as contemplated by this Agreement, none of Parent, the Surviving Corporation or any of their respective Affiliates shall have any Liability to any Person, including the Securityholders, for any Losses arising from or relating to (a) the failure of or errors made by the Paying Agent or the Securityholder Representative to make payments or transfer funds to the Securityholders or any other Person, (b) errors, omissions or inaccuracies in the calculations set forth on the Spreadsheet of the portion of any amounts payable to any Securityholder or any other Person or any other errors, omissions or inaccuracy in the information set forth on the Spreadsheet, or (c) errors, omissions or inaccuracies in any amounts or in the figures set forth on the Spreadsheet, including the Securityholder’s Pro Rata Portion, Aggregate Per Share Amount, Per Option Amount, or any amounts payable in accordance therewith. Payment of all amounts payable by or on behalf of Parent to the Paying Agent, the Escrow Agent or the Surviving Corporation in accordance with this Agreement shall be deemed to constitute payment by Parent to each of the Securityholders in respect of their shares of Company Stock, Options, or any other rights to acquire equity interests of the Company and satisfaction of Parent’s obligation to pay such amounts under this Agreement (notwithstanding any withholding, failure, breach or other action taken by the Paying Agent, the Escrow Agent or the Securityholder Representative).

Section 2.10 Escrow Arrangements. On the Closing Date, Parent shall deliver to the Escrow Agent (a) the Adjustment Escrow Amount for the purpose of providing security for any adjustment to the amount of the Closing Proceeds pursuant to Section 3.3 and (b) the Indemnity Escrow Amount for the purpose of securing the indemnification obligations of the Indemnifying Securityholders set forth in Article 8. The Adjustment Escrow Fund shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms hereof and thereof until the amount of the Closing Proceeds, and any resulting Parent Adjustment Amount or Seller Adjustment Amount, are finally determined pursuant to Section 3.3. The Indemnity

Escrow Fund shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms hereof and thereof. The Adjustment Escrow Fund and the Indemnity Escrow Fund shall each be held as a trust fund and shall not be subject to any Lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes described in this Section 2.10 and in accordance with the terms of the Escrow Agreement.

Article 3
The Closing; Merger Consideration Adjustment

Section 3.1 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place concurrently with the execution of this Agreement on the date hereof, remotely via the exchange of documents and the signature pages to this Agreement and the other Closing deliverables set forth in Article 7. The date of the Closing is referred to herein as the “Closing Date.”

Section 3.2 The Closing Transactions. Subject to the terms and conditions set forth in this Agreement, the parties shall consummate the following transactions on the Closing Date:

(a) the Company and Merger Sub shall cause a duly executed copy of the Certificate of Merger to be filed with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL in connection with the Merger;

(b) Parent shall deliver or cause to be delivered to the Paying Agent an amount, by wire transfer of immediately available funds, equal to the aggregate Estimated Closing Proceeds payable to the Stockholders (for distribution by the Paying Agent to each Stockholder in accordance with Section 2.7(b));

(c) Parent shall deliver or cause to be delivered to the Surviving Corporation an amount, by wire transfer of immediately available funds, equal to the aggregate Estimated Closing Proceeds payable to the vested In-the-Money Optionholders (for distribution to each vested In-the-Money Optionholders in accordance with the Spreadsheet via the Surviving Corporation’s payroll system);

(d) Parent shall repay, or cause to be repaid, on behalf of the Company, all amounts necessary to discharge fully the then‑outstanding balance of all Indebtedness set forth in Section 3.2(d) of the Disclosure Schedule by wire transfer of immediately available funds to the account(s) designated by the holders of such Indebtedness;

(e) Parent shall deliver (i) the Adjustment Escrow Amount to the Escrow Agent for deposit into an escrow account (the “Adjustment Escrow Account”) and (ii) the Indemnity Escrow Amount to the Escrow Agent for deposit into an escrow account (the “Indemnity Escrow Account”), in each case of (i) and (ii), established pursuant to the terms of the Escrow Agreement;

(f) Parent shall deliver, or cause to be delivered, the Representative Holdback Amount by wire transfer of immediately available funds to the account(s) designated by the Securityholder Representative;

(g) Parent shall pay, or cause to be paid, on behalf of the Company, all Unpaid Transaction Expenses to each Person who is owed a portion thereof, provided that any amounts described in clauses (c), (d) and (g) of the definition of “Unpaid Transaction Expenses” payable to any current or former employee, independent contractor or consultant of the Company and its Subsidiaries shall be paid through Parent’s payroll system as soon as practicable following the Closing Date but in no event later than November 30, 2023;

(h) Parent, Merger Sub, the Company and the Securityholder Representative (on behalf of the Indemnifying Securityholders) shall make such other deliveries as are required by Article 7.

Section 3.3 Estimated Closing Proceeds; Closing Proceeds Adjustment.

(a) On the fifth (5th) Business Day prior to the Closing Date, the Company shall deliver to Parent a statement (the “Estimated Closing Statement”) that is certified by the Company’s Chief Financial Officer setting forth the Company’s good faith calculation and estimate of (i) the aggregate amount of the Estimated Closing Proceeds and each of the Estimated Closing Proceeds Elements, and (ii) the Closing Balance Sheet, together with reasonable supporting detail of each of the calculations set forth in the Estimated Closing Statement. The Estimated Closing Statement shall be prepared in a manner consistent with the terms of (including the definitions contained in) this Agreement and the Accounting Principles, including Schedule A with respect to Estimated Net Working Capital. The Company shall review any comments proposed by Parent with respect to the Estimated Closing Statement and shall consider in good faith any appropriate changes thereto prior to the Closing.

(b) No later than ninety (90) days after the Closing Date, Parent shall prepare and deliver to the Securityholder Representative a statement (the “Closing Statement”) setting forth (i) Parent’s calculation of the Closing Proceeds, including each of the Closing Proceeds Elements and the Parent Adjustment Amount or the Seller Adjustment Amount (if any), and (ii) the Closing Balance Sheet, together with reasonable supporting detail of each of the calculations set forth in the Closing Statement. The Closing Statement shall be prepared in a manner consistent with the terms of (including the definitions contained in) this Agreement and the Accounting Principles, including Schedule A with respect to Net Working Capital.

(c) Following delivery of the Closing Statement and until the final determination of the Closing Proceeds, Parent and its Subsidiaries (including the Surviving Corporation) shall (i) permit the Securityholder Representative and its Representatives to have reasonable access, during normal business hours and upon reasonable prior written notice, to the books and records of the Surviving Corporation and (ii) provide the Securityholder Representative and its Representatives reasonable access, during normal business hours and upon reasonable prior written notice, to Parent’s and its Subsidiaries’ (including the Surviving Corporation’s) employees and advisors involved in the preparation of the Closing Statement, provided in each case that such access does not disrupt the normal operations of the Company. The Closing Statement shall be conclusive, final and binding on all parties absent manifest error unless the Securityholder Representative gives Parent written notice (an “Objection Notice”) of any disputes or objections thereto (collectively, the “Disputed Items”) with reasonable supporting detail as to such Disputed Items within thirty (30) days after receipt of the Closing Statement.

(d) If an Objection Notice is delivered to Parent within thirty (30) days after the Securityholder Representative’s receipt of the Closing Statement, then Parent and the Securityholder Representative shall, for a period of thirty (30) days (or such longer period as Parent and the Securityholder Representative may agree in writing) following delivery of an Objection Notice to Parent (the “Resolution Period”), attempt in good faith to resolve their differences (all such discussions and communications related thereto shall (unless otherwise agreed by Parent and the Securityholder Representative in writing) be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule), and any such written resolution by them as to any Disputed Items shall be conclusive, final and binding on all parties absent manifest error. Any Disputed Items agreed to by Parent and the Securityholder Representative in writing, together with any items or calculations set forth in the Closing Statement not disputed or objected to by the Securityholder Representative in the Objection Notice, are collectively referred to herein as the “Resolved Matters.” Any Resolved Matters shall be conclusive, final and binding on all parties absent manifest error, except to the extent such component could be affected by other components of the calculations set forth in the Closing Statement that are the subject of an Objection Notice. If, at the end of the Resolution Period, Parent and the Securityholder Representative have been unable to resolve any differences they may have with respect to the matters specified in the Objection Notice, Parent or the Securityholder Representative may, upon written notice to the other, refer all matters that remain in dispute with respect to the Objection Notice (the “Unresolved Matters”) for resolution to the Independent Accountant. If one or more Unresolved Matters are submitted to the Independent Accountant for resolution, Parent and the Securityholder Representative shall enter into a customary engagement letter with, and, to the extent necessary, will waive any conflicts with, the Independent Accountant at the time such dispute is submitted to the Independent Accountant and shall cooperate with the Independent Accountant in connection with its determination pursuant to this Section 3.3. Within ten (10) Business Days after the Independent Accountant has been retained, each of Parent and the Securityholder Representative shall furnish, at its own expense (in the case of the Securityholder Representative, on behalf of the Indemnifying Securityholders), to the Independent Accountant and substantially simultaneously to the other a written statement of its position with respect to each Unresolved Matter. Within five (5) Business Days after the expiration of such ten (10) Business Day period, each of Parent and the Securityholder Representative may deliver to the Independent Accountant its response to the other’s position on each Unresolved Matter (provided, that it delivers a copy thereof substantially simultaneously to the other). With each submission, each of Parent and the Securityholder Representative may also furnish to the Independent Accountant such other information and documents as it deems relevant or such information and documents as may be requested by the Independent Accountant (provided, that it delivers a copy thereof substantially simultaneously to the other). The Independent Accountant may, at its discretion, conduct one or more conferences (whether in person or by teleconference or videoconference) concerning the disagreement and each of Parent and the Securityholder Representative shall have the right to present additional documents, materials and other information and to have present its Representatives at such conferences.

(e) The Independent Accountant shall be directed to promptly, and in any event within thirty (30) days after its appointment pursuant to Section 3.3(d), render its decision on the Unresolved Matters (and not on any other matter or calculation set forth in the Closing Statement) in accordance with the terms of (including the definitions contained in) this Agreement, including Schedule A with respect to Net Working Capital and the Accounting Principles. The Independent Accountant’s determination, acting as an expert in accounting and not as an arbitrator, as to each Unresolved Matter shall be set forth in a written statement delivered to each of Parent and the Securityholder Representative, which shall include the Independent Accountant’s (i) determination as to the calculation of each of the Unresolved Matters and (ii) the corresponding corrective calculations set forth in the Closing Statement that are derived from its determination as to the calculations of the Unresolved Matters, all of which shall be conclusive, final and binding on all parties absent manifest error. In resolving any Unresolved Matter, the Independent Accountant may not assign a value to such item greater than the greatest value for such item claimed by Parent in the Closing Statement or by the Securityholder Representative in the Objection Notice or less than the lowest value for such item claimed by Parent in the Closing Statement or by the Securityholder Representative in the Objection Notice. The fees, costs and expenses of the Independent Accountant shall be paid by each of the Securityholder Representative (on behalf of the Indemnifying Securityholders) and Parent based on the inverse proportion to the difference between the Closing Proceeds proposed by each of them and the Closing Proceeds as determined by the Independent Accountant. For example, if the Securityholder Representative claims that the appropriate adjustments are $500 greater than the amount determined by Parent and if the Independent Accountant ultimately resolves the dispute by awarding to the Securityholder Representative $100 of the $500 contested, then the fees, costs and expenses of the Independent Accountant will be allocated 20% to Parent and 80% to the Securityholder Representative (on behalf of the Indemnifying Securityholders).

(f) Within five (5) Business Days after the final determination of the Closing Proceeds, including each of the components thereof, pursuant to this Section 3.3:

(i) If the Closing Proceeds as finally determined pursuant to this Section 3.3 are less than the Estimated Closing Proceeds (the amount of such deficiency, the “Parent Adjustment Amount”), then Parent shall recover such difference until such difference is satisfied in the following order of priority: (A) first, out of the Adjustment Escrow Fund; (B) second, out of the Indemnity Escrow Fund; and (C) third, from the Indemnifying Securityholders directly (severally and not jointly, based on each Indemnifying Securityholder’s Pro Rata Portion). Parent and the Securityholder Representative shall jointly instruct the Escrow Agent to (A) release to Parent the amount of the Parent Adjustment Amount from the Adjustment Escrow Fund and, if applicable, the Indemnity Escrow Fund, and (B) to release the aggregate amount of the Adjustment Escrow Fund remaining following Parent’s recovery of the Parent Adjustment Amount as follows: (x) to the Paying Agent a portion of such remaining amount to which the Stockholders are, in aggregate, entitled pursuant to Article 2 for further distribution to each Stockholders in accordance with such Securityholder’s Pro Rata Portion and (y) to the Company, remaining amount after the distribution described in subclause (x) for further distribution to each vested In-the-Money Optionholder (as of immediately prior to the Effective Time) in accordance with such Securityholder’s Pro Rata Portion via the Surviving Corporation’s payroll system.

(ii) If the Closing Proceeds as finally determined pursuant to this Section 3.3 are greater than the Estimated Closing Proceeds (the amount of such excess, the “Seller Adjustment Amount”), then (A) Parent and the Securityholder Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release the aggregate amount of the Adjustment Escrow Fund as follows: (x) to the Paying Agent a portion of the Adjustment Escrow Fund equal to the aggregate Pro Rata Portion of all Indemnifying Securityholder (other than the vested In-the-Money Optionholders as of immediately prior to the Effective Time) for further distribution to each Stockholders in accordance with such Securityholder’s Pro Rata Portion; and (y) to the Company, a portion of the Adjustment Escrow Fund equal to the aggregate Pro Rata Portion of all vested In-the-Money Optionholders for further distribution to each vested In-the-Money Optionholders in accordance with such Securityholder’s Pro Rata Portion via the Surviving Corporation’s payroll system, and (B) Parent shall pay or cause to be paid (x) to the Paying Agent an aggregate amount of the Seller Adjustment Amount as Additional Proceeds to which the Stockholders are, in aggregate, entitled pursuant to Article 2 for further for further distribution to each Stockholders in accordance with such Securityholder’s Pro Rata Portion and (y) to the Surviving Corporation the portion of the Seller Adjustment Amount remaining after the distribution described in subclause (x) for further distribution to each vested In-the-Money Optionholders (as of immediately prior to the Effective Time) in accordance with such Securityholder’s Pro Rata Portion via the Surviving Corporation’s payroll system. All payments to be made pursuant to this Section 3.3(f) shall (x) be treated by all parties for Tax purposes as adjustments to the Merger Consideration to the maximum extent permitted by Law and (y) be made by wire transfer of immediately available funds to the account(s) designated by Parent or the Indemnifying Securityholders in their respective Letters of Transmittal (unless otherwise directed by the Securityholder Representative), as applicable.

Article 4
Representations and Warranties of The Company

Except as set forth in the disclosure schedules supplied by the Company to Parent and Merger Sub, dated as of the Closing Date (the “Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.1 Organization and Corporate Power.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of Delaware, and each other Acquired Company is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each

Acquired Company has all requisite corporate power and authority and all authorizations, licenses and Permits necessary to own, lease and operate its properties and assets and to carry on its businesses as now being, or proposed to be, conducted. Each Acquired Company is duly qualified to do business as a foreign corporation and is in good standing (or its equivalent, if applicable) in every jurisdiction in which the ownership, leasing and use of its properties and assets, or the conduct of business as now, or proposed to be, conducted, requires it to qualify, each of which is set forth in Section 4.1(a) of the Disclosure Schedule, except where the failure to be so qualified and in good standing would not reasonably be expected to be material to such Acquired Company. The Company has Made Available to Parent prior to the date hereof a true and complete copy of the Governing Documents for each Acquired Company and each such instrument is in full force and effect. No Acquired Company is in violation of the provisions of the applicable Governing Documents. A correct and complete list of the directors, managers and officers of the Company and each of its Subsidiaries is set forth on Section 4.1(a) of the Disclosure Schedule.

(b) The stock records of the Company and its Subsidiaries are true, complete and correct and reflect all issuances, transfers, repurchases and cancellations of shares of capital stock of the Company and its Subsidiaries, respectively. The Company has Made Available to Parent true, complete and correct copies of (i) all minute books (containing the records of meetings of stockholders, the board of directors and any committees of the board of directors to date) of the Company and its Subsidiaries, (ii) all stock certificate or stock record books of the Company and its Subsidiaries and (iii) any similar records or documents of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has any prior names, and since their respective dates of incorporation, neither the Company nor any of its Subsidiaries has conducted business under any name other than its respective current name.

Section 4.2 Authorization.

(a) The Company has all necessary power and authority to execute and deliver this Agreement and each other Transaction Document to which it is, or at or prior to the Closing will be, a party (the “Company Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the Company Documents by the Company and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite corporate action, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement (other than, with respect to the Merger, the Stockholder Approval) and the other Company Documents. This Agreement has been, and each of the other Company Documents will be at or prior to the Closing, duly and validly authorized, executed and delivered by the Company, and assuming that this Agreement and each of the other Company Documents is a valid and binding obligation of the other parties hereto and thereto, this Agreement constitutes, and each of the other Company Documents when so executed and delivered will constitute, a legal, valid and binding obligation of the Company, enforceable against it in accordance with their respective terms, except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general principles of equity (the “Enforceability Exceptions”).

(b) The affirmative votes of the holders of a majority of the Company Common Stock (voting as a single class) are the only votes of the holders of Company Stock required to approve this Agreement by the Company stockholders (the “Stockholder Approval”).

Section 4.3 Non-Contravention.

(a) The execution, delivery and performance of this Agreement and each of the Company Documents by the Company and the consummation of the transactions contemplated hereby and thereby, or compliance by the Company or its Subsidiaries with any of the provisions hereof or thereof, do not and will not (with or without notice or lapse of time or both) conflict with, result in any breach of, require any notice, consent or waiver under, constitute a default under, result in a violation of, result in the creation of any Lien upon any material properties or assets of the Company or any of its Subsidiaries under, give rise to any right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or give rise to any obligation of the Company or any of its Subsidiaries to make any payment under, any provision of (i) the Governing Documents of any Acquired Company, (ii) any Material Contract, (iii) any outstanding Order applicable to the Company or any of its Subsidiaries or any of the properties or assets of the Company or any of its Subsidiaries, or (iv) assuming compliance with the filing and notice requirements set forth in Section 4.3(b), any applicable Law to which the Company or any of its Subsidiaries is subject.

(b) No authorization of, registration, declaration or filing with, or notification to, any Governmental Body is required in connection with any of the execution, delivery or performance of this Agreement or the other Transaction Documents by the Company or the consummation by the Company of any other transaction contemplated hereby or thereby, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

Section 4.4 Capitalization.

(a) The authorized capital stock of the Company consists solely of 25,000,000 shares of Company Common Stock. The Company Stock is held by the Persons and in the amounts set forth in Section 4.4(a) of the Disclosure Schedule, which further sets forth for each such Person (i) the number of shares held, (ii) class and series of such shares, (iii) the domicile addresses of record of such Persons, (iv) whether any portion of such shares are unvested or otherwise subject to a repurchase option, risk of forfeiture or other similar condition under any applicable stock restriction agreement or other Contract with the Company (“Restricted Stock”) and (v) to the extent any portion of such shares constitutes Restricted Stock, whether such Restricted Stock was issued by virtue of any early exercise of an Option or grant of Restricted Stock. All of the shares of Company Common Stock are owned, beneficially and of record, by the Persons set forth on Section 4.4(a) of the Disclosure Schedule, free and clear of all Liens other than restrictions on transfer under applicable Laws or the Company’s Governing Documents.

(b) Section 4.4(b) of the Disclosure Schedule sets forth a correct and complete list of each Subsidiary of the Company and each such Subsidiary’s jurisdiction of organization. Section 4.4(b) sets forth a correct and complete list of all of the issued and outstanding Equity Interests of each of the Company’s Subsidiaries and the holder thereof. Except as set forth on Section 4.4(b) of the Disclosure Schedule, the Company does not have any other Subsidiaries or owns or controls any Equity Interest in, or the right to acquire, directly or indirectly, any Equity Interest.

(c) As of the date hereof, there were outstanding Options to purchase an aggregate of 0 shares of Company Common Stock (of which Options to purchase an aggregate of 0 shares of Company Common Stock were exercisable). All Options were granted pursuant to the Stock Plan and with an exercise price per share no lower than the fair market value of one share of Company Stock on the date of the corporate action effectuating the grant and are exempt under Section 409A of the Code. Each Option designated as an incentive stock option within the meaning of Section 422 of the Code meets all requirements for such designation, and the Company has complied with all reporting and withholding requirements with respect to the exercise of such Options. From and after the Effective Time, no holder of any Option will have the right to any consideration with respect thereto, except as set forth in this Agreement.

(d) All of the issued and outstanding shares of Company Stock and the outstanding Equity Interests of each Subsidiary of the Company have been, and all of the shares of Company Stock that may be issued pursuant to any Option will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and were issued in accordance with all applicable Laws, the applicable Governing Documents and not in violation of any preemptive rights or other similar right. The issued and outstanding shares of Company Common Stock and the outstanding Equity Interests of each Subsidiary of the Company are not subject to any unexpired preemptive right, right of first refusal, purchase option, call option or similar right except to the extent set forth in the Company’s or such applicable Subsidiary’s Governing Documents. Other than the issued and outstanding Company Common Stock set forth in Section 4.4(a) of the Disclosure Schedule and the Equity Interests of each Subsidiary set forth on Section 4.4(b) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries have not issued, and are not under any obligation (contingent or otherwise) to issue, any Equity Interests.

(e) No Acquired Company has any obligation to purchase, redeem or otherwise acquire any of its outstanding Equity Interests or to pay any dividend or make any other distribution in respect thereof. No Acquired Company has any obligation to purchase or otherwise acquire any Equity Interest of any Person. Other than the issued and outstanding Company Common Stock set forth in Section 4.4(a) of the Disclosure Schedule and the Equity Interests of each Subsidiary set forth on Section 4.4(b) of the Disclosure Schedule, there are no other Equity Interests of the Company or its Subsidiaries entitled, and no separate contractual rights to which the Company or its Subsidiaries is a party entitling any holders thereof, to vote on any matters put to a vote of the stockholders of the Company or the equityholders of its Subsidiaries, as applicable. Other than with respect to appraisal or dissenters’ rights for Dissenting Shares, no Stockholder is entitled to any different or additional amount of consideration in respect of shares of Company Stock and Options in connection with the Merger except as expressly provided for in this Agreement and in the Spreadsheet. No shares of Company Stock are subject to employment-related forfeiture restrictions. All outstanding shares of Company Stock are owned of record by the holders and in the respective amounts as are set forth in the Spreadsheet.

(f) Except as set forth in the Governing Documents of the Company or its Subsidiaries, (i) there are no voting trusts or other agreements or understandings to which any member of the Acquired Companies is a party with respect to the voting of the Equity Interests of such member of the Acquired Companies, (ii) there are no declared and unpaid dividends on any Equity Interests of any member of the Acquired Companies, (iii) there are no agreements or understandings to which any member of the Acquired Companies is a party providing preemptive rights, right of first refusal or offer or other similar rights in respect of any Equity Interests in such member of the Acquired Companies, (iv) there are no agreements or understandings to which any member of the Acquired Companies is a party creating any Liens on, or relating to the ownership or transfer of, any Equity Interests in such member of the Acquired Companies, (v) there are no agreements or understandings to which any member of the Acquired Companies is a party that obligates such member of the Acquired Companies to purchase, redeem or otherwise acquire or make any payment (including any dividend or distribution) in respect of, any Equity Interest in such member of the Acquired Companies, and (vi) there are no existing rights under any agreement or understanding to which any member of the Acquired Companies is a party with respect to registration under the Securities Act of any Equity Interests in such member of the Acquired Companies.

(g) The information set forth as of the date hereof in Section 4.4(g) of the Disclosure Schedule, in the form of Exhibit G hereto (the “Spreadsheet”), including the portion of the Merger Consideration to be delivered to each Securityholder is true, complete and correct as of the Effective Time, and the calculations performed to compute such information are accurate and in accordance with the terms of this Agreement and the Governing Documents of each Acquired Company and all other agreements and instruments among the Company and the Securityholders. Without limitation of the foregoing, the Spreadsheet contains the following:

(i) a calculation of the Estimated Closing Proceeds and each of the Estimated Closing Proceeds Elements;

(ii) a calculation of the Initial Per Share Amount and the Additional Per Share Amount;

(iii) with respect to each Stockholder: (A) the name, address and email address of such holder, in each case, as reflected in the Company’s records; (B) whether such holder is a current or former employee of the Company; (C) the number, class and series of shares of Company Stock held by such holder immediately prior to the Effective Time; (D) the date of acquisition of such shares; (E) the adjusted tax basis of any such shares that constitute a “covered security” within the meaning of Treasury Regulations Section 1.6045-1(a)(15); (F) the consideration that such holder is entitled to receive pursuant to Article 2 (on a holding-by-holding basis and in the aggregate); (G) the Pro Rata Portion of such holder; (H) the amount to be deposited into each of the Escrow Funds on behalf of such holder pursuant to this Agreement; (I) the net amounts to be paid to such holder in accordance with Article 2 (on a holding-by-holding basis and in the aggregate) after deduction of the amounts referred to in clause (H); and (J) such other additional information which Parent or the Paying Agent may reasonably request;

(iv) with respect to each Optionholder and each Option held by such Optionholder immediately prior to the Effective Time: (A) the name, address, and e-mail address of such holder, in each case, as reflected in the Company’s records; (B) whether such holder is a current or former employee, individual consultant, individual independent contractor or non-employee director of the Company; (C) the grant date and expiration date of such Option; (D) whether such Option was granted pursuant to the Stock Plan; (E) the exercise price per share and the number, class and series of shares of Company Stock underlying such Option immediately prior to the Closing; (F) the vesting schedule of such Option, including to the extent such Option is vested as of the date hereof and whether such vesting is subject to acceleration as a result of or in connection with the consummation of the Merger or any other events; (G) whether such Option is a non-statutory option or qualifies as an incentive stock option (as defined in Code Section 422); (H) the consideration that such holder is entitled to receive in accordance with Section 2.5, if any (on a holding-by-holding basis and in the aggregate); (I) the Pro Rata Portion of such holder; (J) the amount to be deposited into each of the Escrow Funds on behalf of such holder pursuant to this Agreement; (K) whether any Taxes are to be withheld in accordance with Section 2.8 from the consideration that such holder is entitled to receive pursuant to Section 2.5; (L) the net amounts to be paid to such holder in pursuant to Section 2.5 after deduction of the amounts referred to in clauses (J) and (K); and (M) such other information which Parent or the Paying Agent may reasonably request; and

(v) without duplication, a schedule of the applicable payment(s) to each other Person receiving a payment pursuant to Section 3.2 in respect of (A) the Indebtedness set forth in Section 3.2(d) of the Disclosure Schedule; (B) Unpaid Transaction Expenses; and (C) the Representative Holdback Amount.

Section 4.5 Financial Statements.

(a) Attached as Section 4.5(a) of the Disclosure Schedule are the following financial statements (collectively, the “Financial Statements”): (i) the Company’s unaudited consolidated balance sheet as of December 31, 2021 and December 31, 2022 and the related statements of income and cash flows for the fiscal years then ended, in each case, including the notes thereto, (ii) the Company’s unaudited consolidated balance sheet as of September 30, 2023 (the “Balance Sheet”) and the related statements of income for the nine (9)-month period then ended, and the Company’s unaudited consolidated balance sheet for each of the three (3) months ending on September 30, 2023 (collectively. the “Recent Accrual Balance Sheets” and, together with the Balance Sheet, the “Recent Balance Sheets”). The Financial Statements are (x) true, complete, and correct and are in accordance with the books and records of the Company and its Subsidiaries, and (y) present fairly in all material respects the financial condition and results of operations and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated and (z) prepared in accordance with the Accounting Principles consistently applied throughout the periods presented without modification of the accounting principles used in the preparation thereof throughout the periods presented.

(b) The Company has in place systems and processes (including the maintenance of proper books and records) designed to provide reasonable assurances regarding the reliability of the Financial Statements. None of the Company, any of its Subsidiaries, their employees, or any independent auditor has identified or been made aware of any complaint, allegation, deficiency, assertion or claim, whether written or oral, regarding the Financial Statements. There have been no instances or allegations of fraud, whether or not material, that occurred during any period covered by the Financial Statements. The Company and its Subsidiaries have in place a revenue recognition policy consistent with the Accounting Principles.

(c) The accounts receivable of the Company and its Subsidiaries, whether reflected on the Recent Balance Sheets or arising following the date thereof, including, for the avoidance of doubt, any accounts receivable reflected in the calculation of Net Working Capital, represent bona fide and valid accounts receivable arising in the ordinary course of business consistent with past practice from sales actually made or services actually performed and, subject only to allowances for doubtful accounts made pursuant to the Accounting Principles as set forth on the Recent Balance Sheets, are fully collectible in the aggregate amount thereof.

(d) Except as set forth on Section 4.5(e) of the Disclosure Schedule, the Company and its Subsidiaries do not have any Indebtedness for borrowed money and are not liable for any Indebtedness of any other Person.

Section 4.6 Absence of Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any Indebtedness or other Liability, except (a) Liabilities specifically reflected on, and fully reserved against in, the Recent Balance Sheets, (b) Liabilities incurred after the date of the Recent Balance Sheets in the ordinary course of business consistent with past practice and which are, in nature and amount, consistent with those incurred historically and are not material to the Company, individually or in the aggregate, (c) executory obligations existing as of the date hereof pursuant to any contract set forth in Section 4.10 of the Disclosure Schedule, which, in each case, are not related to any breach or default by any of the Acquired Companies and (d) Unpaid Transaction Expenses. No Acquired Company has declared, set aside, made or paid out any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of any securities of the Company or any of its Subsidiaries.

Section 4.7 Absence of Certain Changes or Events. Since January 1, 2023 through the date hereof, there has not been a Material Adverse Effect. Without limiting the generality of the foregoing, since January 1, 2023 through the date hereof, the Company and each of its Subsidiaries: (a) have conducted their respective business only in the ordinary course of business consistent with past practice, (b) used commercially reasonable efforts to (i) preserve intact their respective present business operations and organization, including existing relations and goodwill with Governmental Bodies, clients, customers, vendors and suppliers, (ii) retained the services of their respective present directors and officers and (iii) managed working capital of the Company and its Subsidiaries in the ordinary course of business consistent with past practice and (c) have not:

(a) (A) amended or proposed to amend any of the Governing Documents of any Acquired Company in any manner or (B) split, combined, recapitalized or reclassified the capital stock or other equity interests of any Acquired Company;

(b) issued, delivered, sold, pledged, transferred or disposed of, or agreed to issue, sell, deliver, pledge, transfer or dispose of, any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or became a party to any subscriptions, warrants, rights, options, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other equity interests of the Company or any of its Subsidiaries (other than pursuant to the exercise of currently outstanding Options), or granted any stock appreciation or similar rights;

(c) reclassified, combined, split, subdivided, redeemed, purchased or otherwise acquired any outstanding shares of capital stock or other equity interests of the Company or any of its Subsidiaries or declared, set aside or paid any dividend or made any other distribution to any Person in respect of any shares of capital stock or other equity interests of the Company or its Subsidiaries;

(d) acquired (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, in each case, other than by purchasing assets in the ordinary course of business consistent with past practice;

(e) sold, leased, licensed, transferred, abandoned, allowed the loss or lapse of or otherwise disposed of or subjected to any Lien other than Permitted Liens any property or assets of the Company or any of its Subsidiaries having a value in excess of $5,000 individually or $25,000 in the aggregate, in each case, other than sales of assets in the ordinary course of business consistent with past practice or pursuant to existing Contracts Made Available to Parent;

(f) sold, licensed, pledged or otherwise disposed of or encumbered any IP or IP Rights owned, used, or held for use by the Company and its Subsidiaries in the conduct of their businesses except for non-exclusive licenses or sublicenses of IP or IP Rights in the ordinary course of business consistent with past practice pursuant to the Company’s standard form of customer Contract (the form of which has been Made Available to Parent), or permitted any IP or IP Rights items required to be set forth in Section 4.11(a) of the Disclosure Schedule to lapse, expire or be abandoned;

(g) amended, waived any material rights under or terminated (except for a termination resulting from the expiration of a Contract in accordance with its terms) any Material Contract;

(h) entered into any Contract that provides for aggregate payments to or from the Company and its Subsidiaries in excess of $25,000;

(i) (A) made any loans, advances or capital contributions to or investments in any other Person or (B) otherwise incurred or guaranteed any Indebtedness other than loans, advances or capital contributions by the Company or any of its Subsidiaries (1) to any such Subsidiaries or (2) to any employee in connection with travel, entertainment and related business expenses or other customary out‑of‑pocket expenses in the ordinary course of business consistent with past practice;

(j) committed or authorized any commitment to make any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate or defer any capital expenditures specified in the capital budget of the Company and its Subsidiaries;

(k) made any change in any method of accounting or auditing practice, (including, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable) other than changes required as a result of changes in Accounting Principles or applicable Law;

(l) entered into any partnership, joint venture, joint development or other similar arrangement with one or more Persons;

(m) except to the extent required by any Plan or to carry out the intent of any Plan, (A) granted any increase in the compensation or benefits payable or to become payable to any current or former director, officer, employee, contractor or consultant of the Company or any of its Subsidiaries (except for increases in the ordinary course of business with respect to non-management individuals earning less than $75,000 in total direct compensation); (B) granted any such individual any bonus, equity or equity-based compensation, retention, severance, change in control or similar rights; (C) terminated, modified or adopted any Plan (or any arrangement that would constitute a Plan, if adopted); (D) commenced or terminated the employment, change the title, office or position, or materially alter the responsibilities of any director, officer, employee, contractor or consultant of the Company or any of its Subsidiaries (except for terminations for cause or actions taken in the ordinary course of business or the payment of accrued or earned but unpaid bonuses with respect to non-management individuals earning less than $75,000 in total direct compensation); (E) accelerated the timing of payment or vesting of any compensation or benefits; (F) implemented any employee layoffs in violation of WARN; (G) negotiated or entered into any collective bargaining agreement or other contract with any labor organization, union or employee organization relating to any employee of the Company or its Subsidiaries; or (H) waived, released, limited, or conditioned any Restrictive Covenant obligation of any current or former employee, director or other individual service provider of the Company of the Company or any of its Subsidiaries;

(n) (A) settled or commenced any Proceeding or litigation or (B) entered into any consent decree, injunction or other similar restraint or form of equitable relief in settlement of any Proceeding or litigation;

(o) changed or modified its credit, collection or payment policies, procedures or practices, including accelerating collections or receivables (whether or not past due) or failing to pay or delaying payment of payables or other Liabilities;

(p) (A) made, changed or rescinded any material Tax election, (B) changed any annual Tax accounting period, (C) adopted or changed any material method, policy or practice of Tax accounting, (D) filed any amended income Tax Return or any other material Tax Return, (E) requested, waived or consented to any extension or waiver of the limitations period applicable to the assessment, determination or collection of any income Taxes or other material Taxes, (F) settled, resolved or otherwise disposed of any material claim or proceeding relating to income Taxes or other material Taxes (other than the timely payment of Taxes in the ordinary course of business consistent with past practice) (G) entered into any closing agreement affecting any Tax liability or refund, (H) filed any request for rulings or special Tax incentives with any Governmental Body, or (I) took, or caused or permitted any other Person to take, any action which did or reasonably could, individually or in the aggregate, (1) increase the Liability for Taxes of Parent or any of its Affiliates (including, after the Closing, the Company and its Subsidiaries) or (2) result in, or change the character of, any income or gain that Parent or any of its Affiliates (including, after the Closing, the Company and its Subsidiaries) must report on any Tax Return;

(q) adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization or made any material reductions in force; or

(r) took any other actions that would have a Material Adverse Effect on the Company or its Subsidiaries.

Section 4.8 Real Property. Section 4.8 of the Disclosure Schedule sets forth a complete list of all real property and interests in real property leased or licensed by the Company or its Subsidiaries as lessee or sublessee and a true, correct and complete list of all of the leases relating thereto (including amendments) as in effect on the date of this Agreement (each, a “Real Property Lease” and each such related property, a “Company Property”). The Company has delivered to Parent a true, correct and complete copy of each Real Property Lease, including all amendments, modifications, supplements, extensions, renewals, guaranties or other agreements with respect thereto. Neither the Company nor any of its Subsidiaries currently owns, and has never in the past owned, any fee simple ownership interest in real property. The Company Properties constitute all interests in real property currently used or currently held for use in connection with the business of the Company and its Subsidiaries. With respect to each Real Property Lease and piece of Company Property: (i) such Real Property Lease is legal, valid, binding, enforceable and in full force and effect; (ii) the transactions contemplated hereby do not require the consent of any other party to such Real Property Lease, will not result in a breach of or default under such Real Property Lease, or otherwise cause such Real Property Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the closing; and (iii) neither the Company or its Subsidiary nor, to the Company’s knowledge, any other party to the Real Property Lease, is in breach or default under such Real Property Lease, and, to the Company’s knowledge, no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default or permit the termination, modification or acceleration of rent under such Real Property Lease. The Company and its Subsidiaries have a valid and enforceable leasehold interest, free and clear of any Liens, other than Permitted Liens, under each of the Real Property Leases.

Section 4.9 Material Contracts. All of the following Contracts to which the Company or any of its Subsidiaries is a party or by which any of them or their respective assets or properties are bound are set forth in Section 4.9 of the Disclosure Schedule by reference to the applicable subsection below (such Contracts listed or required to be listed in Section 4.11 of the Disclosure Schedule, collectively, the “Material Contracts”):

(a) any Contract or series of related Contracts with the same counterparty or its Affiliates which requires aggregate future expenditures by the Company or any of its Subsidiaries in excess of $25,000;

(b) any Contract with (i) a Material Customer or (ii) a Material Supplier;

(c) any Contract required to be disclosed in Section 4.23 of the Disclosure Schedule;

(d) any Contract for the employment of, or receipt of any services from, (i) any director or officer of the Company or its Subsidiaries or (ii) any other individual Person on a full-time, part-time, consulting or other basis providing for aggregate annual compensation in excess of $75,000;

(e) Contracts providing for severance, retention, change in control or other similar payments; any “success fees” or bonuses, or severance payments payable to employees of the Company or any of its Subsidiaries (excluding any bonuses payable to any employee based on the performance of such employee or the performance of the Company or any of its Subsidiaries);

(f) each Real Property Lease

(g) any Contract relating to the incurrence or guarantee of Indebtedness or creating a Lien (other than Permitted Liens) upon any property or assets of the Company or any of its Subsidiaries;

(h) any Contract for the disposition of any of the Company’s or any of its Subsidiary’s assets or business (whether by merger, sale of stock, sale of assets or otherwise);

(i) any Contract for the acquisition or disposition of any business, business unit or product line or capital stock of another Person (whether by merger, sale of stock, sale of assets or otherwise) (including, for the avoidance of doubt, Contracts containing continuing indemnification or contingent payment obligations);

(j) any Contract concerning a partnership, joint venture, joint development or other similar arrangement with one or more Persons;

(k) any Contract with a customer of the Company or any of its Subsidiaries that deviates (other than with respect to prices, payment amounts or delivery schedules) in any material respect from the Company’s standard form of customer Contract Made Available to Parent;

(l) any Contract that grants or obtains or agrees to grant or obtain rights to use or register IP or IP Rights (whether granted by or to the Company or any of its Subsidiaries), excluding ordinary-course licenses to off-the-shelf software;

(m) any Contract under which the Company or any of its Subsidiaries is restricted from carrying on any business or other services or competing with any Person anywhere in the world, or restricted from soliciting or hiring any Person with respect to employment, or which would so restrict the Surviving Corporation, Parent or any successor in interest thereof after the Closing Date;

(n) any Contract which (i) contains any “most favored nation” or similar provision (including the provision of exclusive, first or concurrent access to certain product features), (ii) grants any Person exclusive license, supply, distribution or other rights in connection with any product or technology of the Company or any of its Subsidiaries or (iii) rights of first refusal, rights of first negotiation or similar rights; or

(o) any other Contract to the extent not otherwise disclosed in Section 4.9 of the Disclosure Schedule that is material to the Company or its Subsidiaries.

Each Material Contract is in full force and effect, and is the legal, valid and binding obligation of the Company or any of its Subsidiaries which is party thereto, and, to the knowledge of the Company, of the other parties thereto enforceable against each of them in accordance with its terms, except as enforceability may be affected by the Enforceability Exceptions. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in violation, default or breach under the terms of any of the Material Contracts and no condition exists that, with notice or lapse of time or both, would constitute such a violation, default or breach, except for breaches that have not be and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The consummation of the transactions contemplated by this Agreement will not give rise to any default or breach of a Material Contract. No party to any of the Material Contracts has exercised any termination rights with respect thereto, and no party has given notice of any significant dispute with respect to any of the Material Contracts. True, complete and correct copies of each of the Material Contracts have been Made Available to Parent prior to the date hereof, together with all amendments, modifications or supplements thereto.

Section 4.10 Tax Matters.

(a) All Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account applicable extensions validly obtained). All such Tax Returns were prepared in accordance with applicable Law in all material respects and are true, correct and complete in all material respects. All Taxes due and payable by or with respect to the Company or any of its Subsidiaries (whether or not shown as due on such Tax Returns) have been timely paid to the appropriate Governmental Body.

(b) All Taxes that the Company or any of its Subsidiaries was or is required to withhold or collect have been withheld and collected and have been timely paid over in the appropriate amounts to the proper Governmental Body in compliance in all material respects with all Tax withholding provisions of applicable federal, state, local and non-U.S. Laws.

(c) There are no Liens for Taxes on any assets of the Company or any of its Subsidiaries except for Permitted Liens.

(d) No examination, audit, claim, assessment, deficiency, proceeding, proposed adjustment or any other written notice indicating an intent to open an audit or review in respect of Taxes of or with respect to the Company or any of its Subsidiaries is pending or has been threatened by any Governmental Body in writing. No claim has been made in writing by a Governmental Body in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns stating that the Company or any of its Subsidiaries is or may be subject to any Taxes assessed by such jurisdiction.

(e) Neither the Company nor any of its Subsidiaries has executed or filed with any Governmental Body any agreement currently in effect that waives or extends the period of assessment, reassessment or collection of any Taxes nor has the Company or any of its Subsidiaries agreed to a Tax assessment or deficiency that has not been paid or otherwise satisfied. No power of attorney has been granted by or with respect to the Company or any of its Subsidiaries with regard to any matters relating to Taxes that is currently in effect.

(f) Neither the Company nor any of its Subsidiaries is a party to, is bound by or has any obligation under any agreement relating to the sharing, allocation or payment of, or indemnity for, any Taxes (excluding any contracts entered into in the ordinary course of business and not primarily related to Taxes). Neither the Company nor any of its Subsidiaries has been a member of an affiliated, combined, consolidated or unitary group for purposes of filing any Tax Return nor does the Company or any of its Subsidiaries have any Liability for any Taxes of any other Person under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or non‑U.S. Law, or as a transferee or successor, by contract or otherwise.

(g) Section 4.10(g) of the Disclosure Schedule sets forth the respective entity classifications, and the applicable dates for such classifications, of the Company and each of its Subsidiaries U.S. federal income and state Tax purposes.

(h) Neither the Company nor any of its Subsidiaries is required to make any adjustment in any material respect (nor has any Governmental Body proposed in writing any such adjustment) pursuant to Section 481 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) for any taxable period ending after the Closing Date as a result of a change in accounting method. Neither the Company nor any of its Subsidiaries is required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) executed on or prior to the Closing Date, (ii) intercompany transaction or excess loss account described in the Treasury Regulations under Section

1502 of the Code (or any corresponding or similar provision of state, local or non‑U.S. Law), (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date (v) election under Section 108(i) or Section 965(h) of the Code or interest held by the Company in a “controlled foreign corporation” (as that term is defined in Section 957 of the Code) on or before the Closing Date pursuant to Sections 951 or 951A of the Code. Neither the Company nor any of its Subsidiaries has any requests (or is the subject of any requests) for rulings or special Tax incentives pending with any Governmental Body.

(i) Neither the Company nor any of its Subsidiaries has distributed stock or shares of another entity, and neither the Company nor any of its Subsidiaries has had its shares or stock distributed by another entity, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.

(j) Neither the Company nor any of its Subsidiaries is a party to any joint venture, partnership, contract, or other arrangement that is treated as a partnership for Tax purposes.

(k) Neither the Company nor any of its Subsidiaries has been subject to the limitations of Section 163(j) of the Code, or any corresponding or similar provision of state, local, or non-U.S. Tax Law.

(l) No Subsidiary of the Company is or has been a “passive foreign investment company” within the meaning of Section 1297 of the Code with respect to the Company or a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code.

(m) Target and its Subsidiaries have complied with applicable information reporting and record maintenance requirements of Sections 6038, 6038A and 6038B of the Code and the regulations thereunder.

(n) Neither the Company nor any of its Subsidiaries is a party to a “gain recognition agreement” within the meaning of the Treasury Regulations under Section 367 of the Code.

(o) Neither the Company nor any of its Subsidiaries is, or has been, a party to any “reportable transaction,” as defined in Sections 6011, 6662A and 6707A of the Code and Treasury Regulations Section 1.6011-4(b).

(p) All related-party transactions involving the Company and its Subsidiaries are at arm’s length in compliance with Section 482 of the Code, the Treasury Regulations promulgated thereunder and any similar provision of state, local and foreign Law. The Company and its Subsidiaries have maintained in all material respects all necessary documentation in connection with such related-party transactions in accordance with Sections 482 and 6662 of the Code and the Treasury Regulations promulgated thereunder.

(q) Section 4.10(q) of the Disclosure Schedule sets forth the amounts of net operating loss and credit carryovers, if any, of the Company and its Subsidiaries, and the dates on which such carryovers expire. The use of such net operating loss or credit carryovers is not subject to limitations imposed by Section 382, Section 383 or Section 384 of the Code (or any similar provision of state, local or non-U.S. Law). The Company and each of its Subsidiaries has Made Available to Parent true and complete copies of all studies, analyses, memoranda, opinions or reports relating to the net operating loss and credit carryovers, if any, of the Company and its Subsidiaries and any limitations imposed thereon by Section 382, Section 383 or Section 384 of the Code (or any similar provision of state, local or non-U.S. Law).

(r) The Company and its Subsidiaries have established adequate accruals and reserves, in accordance with the Accounting Principles, on the Financial Statements for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such Financial Statements and have not received written notice of any deficiencies for any Tax of the Company or any of its Subsidiaries from any Governmental Body for which there are not adequate reserves on the Financial Statements.

(s) The consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any Tax exemption, Tax holiday or other Tax reduction agreement or any order, judgment, ruling or other similar requirement adopted or applied by a Governmental Body to which the Company or any of its Subsidiaries is a party to or subject.

(t) Neither the Company nor any of its Subsidiaries is, or has been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code. No interest in the Company or any of its Subsidiaries constitutes a “United States real property interest” within the meaning of Section 897(c) of the Code.

(u) The Company and each of its Subsidiaries has Made Available to Parent true and complete copies of all Tax Returns for each of the taxable years and periods for the which the applicable statute of limitations period has not expired.

Section 4.11 Intellectual Property.

(a) Registered IP, Unregistered Material Company IP, and Company Products.

(i) Registered IP. Section 4.11(a)(i) of the Disclosure Schedule accurately identifies all Registered IP, including: (A) all Patents owned or filed by, or on behalf of, any Acquired Company or used in its business or operations, including any Patents to which any Acquired Company has exclusive rights in any territory or field of use, including the country of filing, owner, filing number, date of issue or filing, expiration date, and title, and, in the case of exclusively licensed patents, the scope of exclusivity; (B) all registered Trademarks owned or filed by, or on behalf of, any Acquired Company or used in its business or operations, including the country of filing, owner, registration or application number, date of issue, and description of goods and services or (1) with respect to domain names, including the owner, domain name administrator, date of registration, and date of renewal and (2) with respect to social media identifiers and the like, including the applicable platform and date of registration; (C) all registered copyrights owned or filed by, or on behalf of, or used by any Acquired Company in its business or operations, including the country of filing, owner, filing number, date of issue and expiration date, and description of the covered work; and (D) any other Company IP of any kind or character that has been registered or applied for with any Governmental Body or similar authority. Section 4.11(a)(i) of the Disclosure Schedule also identifies any other Person that has or purports to have an ownership interest of any nature in any item of Registered IP and the nature of such interest and the nature of such interest and all actions that are required to be taken by any Acquired Company within one-hundred and twenty (120) days following the Closing Date in order to avoid prejudice to, or impairment or abandonment of, such Registered IP (including all office actions, provisional conversions, annuity or maintenance fees, or reissuances). All filings, payments and other actions required to be made or taken to obtain, perfect or maintain in full force and effect each item set forth on Section 4.11(a)(i) of the Disclosure Schedule have been made or taken by the applicable deadline and otherwise in accordance with all applicable Laws. The Company has Made Available to Parent complete and accurate copies of all applications for Registered IP that have been filed with any Governmental Body or similar authority.

(ii) Unregistered Material Company IP. Section 4.11(a)(ii) of the Disclosure Schedule accurately identifies all: (A) Company IP that is not Registered IP that is material to the any Acquired Company’s operation of its business; (B) any other Person that has or purports to have an ownership interest of any nature in any item of such Company IP and the nature of such interest. The Company has Made Available to Parent complete and accurate copies of all material documents related to each such item of Company IP.

(iii) Company Products.

(A) Section 4.11(a)(iii)(A) of the Disclosure Schedule accurately identifies all Company Products that are or have been made available for use or purchase by any Acquired Company, including any product or service currently under development and scheduled for commercial release within one hundred eighty (180) days following the Closing, for each such Company Product (and each version thereof), identifying its release date. For each Company Product set forth therein, Section 4.11(a)(iii)(A) of the Disclosure Schedule accurately identifies whether such Company Product is licensed, conveyed or otherwise distributed as Open Source Software and identifies the license applicable to such Open Source Software (including the name, version number, if any) and such Company Product, or any component thereof.

(B) Each Company Product performs, functions, and is available in a manner consistent with its specifications, published documentation, and any warranties and service levels (including uptimes) set out in any Contract with the Company’s customers. All Company Products that have been distributed by or on behalf of any Acquired Company in the past five (5) years have been distributed under a legally enforceable agreement based on one of the standard form customer agreements Made Available to Parent. Except as set out on Section 4.11(a)(iii)(B) of the Disclosure Schedule, no Company Product is subject to any Proceeding or Order, stipulation, or Contract restricting in any manner the use, distribution, practice, exploitation, provision, transfer or assignment thereof by any Acquired Company or restricting the licensing thereof by any Acquired Company to any Person.

(b) Company IP Agreements.

(i) Inbound Licenses. Section 4.11(b)(i) of the Disclosure Schedule accurately identifies: (A) each Contract pursuant to which any IP or IP Right, or Third-Party Data, is or has been licensed, sold, assigned, or otherwise conveyed or provided to any Acquired Company or under which such Acquired Company is the beneficiary of a covenant not to sue or other agreement not to assert claims involving IP or IP Rights (other than Open Source Software licenses and nonexclusive licenses to “off-the-shelf” third-party software or hosted services that is: (1) generally commercially available at a cost of $15,000 or less per year for an unlimited use, enterprise-wide license; (2) not distributed by any of the Acquired Companies; (3) not incorporated into, or used in the development, testing, distribution, delivery, maintenance, or support of any Company Product; and (4) not otherwise material to any Acquired Company’s operation of its business) and whether the rights or licenses granted to any Acquired Company in each such Contract are exclusive or nonexclusive; (B) the types and amounts of all royalties, fees, commissions, and other amounts payable by any Acquired Company to any other Person for the use of any Company IP or any Company Product and the Contract under which such amounts are payable; and (C) each Contract under which any Acquired Company is bound to indemnify, defend, hold harmless, or reimburse any other Person with respect to, or otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing or potential claim involving the infringement, misappropriation, or other violation or unlawful use of any other Person’s IP or IP Rights.

(ii) Outbound Licenses. Section 4.11(b)(ii) of the Disclosure Schedule accurately identifies: (A) each Contract under which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP or any Company Product; and (B) each Contract under which any Acquired Company is bound to indemnify, defend, hold harmless, or reimburse any other Person with respect to, or otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing or potential claim involving the infringement, misappropriation, or other violation or unlawful use of any other Person’s IP or IP Rights (other than indemnification provisions in the Company’s standard forms Made Available under Section 4.11(b)(iii)). No Acquired Company is bound by, and no Company IP or Company Product is subject to, any Contract containing any covenant or other provision that in any way limits or restricts any Acquired Company’s ability to use, exploit, make available, assert, or enforce its rights in any Company IP or Company Product.

(iii) Standard Form IP Agreements. To the extent they exist, the Company has Made Available to Parent a complete and accurate copy of each standard form of Contract used by any of the Acquired Companies at any time under which such Acquired Company either receives or grants to any Person any IP or IP Rights, including each standard form of the following: (A) end-user license agreement, terms of use or service, master service agreement or similar agreement regarding the end-use of Company Products or third-party software or hosted services; (B) invention assignment agreement (for each of employees and consultants); (C) confidentiality agreement and other nondisclosure agreements; (D) maintenance and support agreement; (E) distribution, reseller, value-added reseller, referral, or other similar agreement; (F) manufacturing and supply or related sourcing agreement; and (G) data license agreement. No Acquired Company has licensed, distributed, or otherwise made available any Company Product except under a written, valid and enforceable Contract in the form Made Available to Parent under this Section 4.11(b)(iii). Section 4.11(b)(iii) of the Disclosure Schedule further identifies any Contract under which any Acquired Company has licensed, distributed, or otherwise made available any Company Product that deviates in any material respect from the applicable standard form and any Contract with an employee or consultant in which the employee or consultant expressly reserved or retained any IP or IP Rights related to any Acquired Company’s business or research and development.

(c) Sufficiency of Assets; Ownership. The Company IP collectively constitutes all of the intangible assets, intangible properties, IP, and IP Rights that is used in, or necessary for the Acquired Companies to conduct of their, business as currently conducted, or that are used in or held for use by any Acquired Company. The Acquired Companies are the sole and exclusive owners of all right, title, and interest in and to the Company IP (other than IP Rights licensed to the Company under the Contracts identified in Section 4.11(b)(i) of the Disclosure Schedule), free and clear of any Lien (other than nonexclusive licenses granted under the Contracts identified in Section 4.11(b)(ii) of the Disclosure Schedule). Without limiting the generality of the foregoing:

(i) each Person (including each Acquired Company’s founders and each Acquired Company’s current or former employees or consultants) who is or was involved in the authorship, discovery, development, conception, or reduction to practice of any Company IP owned or purported to be owned by any Acquired Company (each a “IP Contributor”) has signed a valid and enforceable Contract containing: (A) an irrevocable assignment, and a grant of exclusive ownership, to an Acquired Company of all IP and IP Rights authored, discovered, developed, conceived, or reduced to practice by such Person in the course of that IP Contributor’s work for or on behalf of such Acquired Company, including all IP and IP Rights pertaining to any Company IP or Company Product; and (B) customary confidentiality provisions protecting such IP, IP Rights, Company IP, and Company Products, and no such IP Contributor has any obligation to any Person with respect to such IP, IP Rights, Company IP, or Company Products;

(ii) except as set forth on Section 4.11(c)(ii) of the Disclosure Schedule, no IP Contributor has any claim, right (whether or not currently exercisable) or interest in or to any Company IP or Company Product;

(iii) each Acquired Company has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all Trade Secrets and other proprietary or confidential information of such Acquired Company, the Company IP, the Company Products, and the business of the Acquired Companies. No Trade Secret or confidential knowhow held by any Acquired Company has been disclosed or authorized to be disclosed to any third party (other than employees or consultants of the Acquired Companies subject to written agreement with enforceable confidentiality obligations and grants) by any Acquired Company or any of its employees, or by any third party who received such trade secret or confidential knowhow from any Acquired Company, other than pursuant to a nondisclosure agreement that protects Acquired Companies’ proprietary interests in and to such trade secrets and confidential knowhow;

(iv) the Acquired Companies own or otherwise have, and, after the Closing, Parent shall continue to have, all IP and IP Rights necessary and sufficient to conduct the business of the Acquired Companies as currently conducted;

(v) no Acquired Company has now, nor has ever been, a member or promoter of, or contributor to, any industry standards body or any similar organization that could reasonably be expected to require or obligate such Acquired Company or, following the Closing, Parent, to grant or offer to any other Person any right or license to any Company IP or Company Product; and

(vi) no funding, facilities, or personnel of any Governmental Body or any university, educational, or similar research institution were used, or are being used, directly or indirectly, to author, discover, develop, conceive, or reduce to practice, any Company IP or Company Product, whether in whole or in part.

(d) Validity and Enforceability. All Company IP is valid, subsisting, and enforceable. Without limiting the generality of the foregoing:

(i) no Trademark owned, used, or applied for by any Acquired Company is or may be confusingly similar to any Trademark owned, used, or applied for by any other Person, and each Acquired Company has taken reasonable steps to maintain the Trademarks and police their use to ensure their ongoing validity and enforceability;

(ii) no interference, opposition, cancellation, reissue, reexamination or other Proceeding is or has been pending or, to the Company’s knowledge, threatened, in which the scope, validity or enforceability of any Company IP is being, has been, or would reasonably be expected to be contested or challenged and, to the Company’s knowledge, there is no basis for a claim that any Company IP is invalid or unenforceable;

(iii) all necessary registration, maintenance, renewal, and similar fees in respect of Registered IP have been paid and all necessary documents and certificates have been filed with the relevant Governmental Body to maintain such Registered IP; and

(iv) no Acquired Company has taken, or failed to take, any action that has, or would reasonably be expected to, impair or dedicate to the public, or entitle any Person to cancel, forfeit, modify, or consider abandoned, any Company IP.

(e) Effects of the Transaction. Neither the execution, delivery or performance of this Agreement or any other agreements referred to in this Agreement nor the consummation of any of the transactions contemplated by this Agreement or any such other agreement entered into in connection herewith or therewith shall, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare: (i) a loss of, or Lien on, any Company IP or any Company Product; (ii) a breach of or default under, or right to terminate or suspend performance of, any Contract identified in Section 4.11(b) of the Disclosure Schedule; (iii) the release, disclosure, or delivery of any Company IP or Company Product by or to any escrow agent or other Person; (iv) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to or in any Company IP or Company Product; or (v) by the terms of any Contract, a reduction of any royalties, revenue sharing, or other payments the Acquired Companies would otherwise be entitled to with respect to any Company IP or Company Product. The Company IP shall be available for use by the Surviving Corporation immediately after the Closing Date on identical terms and conditions to those under which the Acquired Companies owned or used the Company IP immediately prior to the Closing Date.

(f) Intellectual Property Infringement.

(i) No Third-Party Infringement of Company IP. To Company’s knowledge, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating any Company IP (including the Acquired Companies’ IP Rights therein). The Company has Made Available to Parent complete and accurate copies of all documents regarding any actual, alleged, or suspected infringement, misappropriation, or other violation of any Company IP or IP Rights included therein.

(ii) No Company Infringement of Third-Party IP. The Acquired Companies and the operation of their business (including the design, development, use marketing, sale, licensing, and distribution of any Company IP or Company Product), as well as the Company IP and Company Products, have not materially infringed, misappropriated, or otherwise violated in any manner, or made any unlawful use of, and do not currently materially infringe, misappropriate, or otherwise violate in any manner, or make any unlawful use of, any IP or IP Right of any other Person. No infringement, misappropriation, or similar claim or Proceeding is pending or, to the Company’s knowledge, threatened against any Acquired Company or against any other Person who may be entitled to be indemnified, defended, held harmless, or reimbursed by any Acquired Company with respect to any such claim or Proceeding. The Company has Made Available to Parent complete and accurate copies of all documents and summaries of all communications regarding any actual, alleged, or suspected infringement, misappropriation, or other violation of any other Person’s IP or IP Rights, including any letter or other communication suggesting or offering that an Acquired Company obtain a license to any other Person’s IP or IP Rights.

(g) Data Collection and Use. Section 4.11(g) of the Disclosure Schedule accurately identifies: (i) all Contracts under which any Acquired Company has acquired, licensed, or otherwise received, collected, or used any Third-Party Data or Company Data, including the Person from which any Acquired Company received or collected such Third-Party Data or Company Data, the purpose for which such Third-Party Data or Company Data is used, and the name of the owner of derivative datasets and products and services based upon the Third-Party Data or Company Data under the applicable Contract; and (ii) the provenance of all Third-Party Data received, collected, or used by any Acquired Company that is not subject to a Contract identified on Section 4.11(g) of the Disclosure Schedule, including the Person or place from which any Acquired Company received or collected such Third-Party Data, and the purpose for which such Third-Party Data is used. Each Acquired Company complies, and has at all times complied, with: (A) any Contract governing any Acquired Company’s use of any API used to receive or collect Third-Party Data; (B) any Contract governing any Acquired Company’s collection and use of any Third-Party Data collected or generated using web scraping, web crawling, or web harvesting software, or any software, service, tool, or technology that turns the unstructured data found on the internet into machine-readable, structured data; (C) any Contract with any other Person that has provided to any Acquired Company, or from which any Acquired Company has received or collected, any Third-Party Data; and, to Company’s knowledge, (D) all applicable Laws relating to any Acquired Company’s collection and use of Third-Party

Data and Company Data. Each Acquired Company maintains or adheres to industry standard policies, protocols, and procedures relating to the ethical and responsible use of deep learning, machine learning, and other artificial intelligence technologies, including policies, protocols, and procedures for: (1) developing and implementing such technologies in a way that promotes transparency, accountability, and human interpretability; (2) identifying and mitigating bias in Company Data and Third-Party Data used to train and otherwise develop such technologies; and (3) management oversight and approval of all Acquired Companies’ use and implementation of such technologies, there has been no actual or alleged non-compliance with any such policies, protocols, and procedures, and no Acquired Company has received any notice or communication from any Governmental Body concerning such Acquired Company’s collection or use of Company Data or Third-Party Data.

(h) Software and IT Systems.

(i) No Harmful Code. To the Company’s knowledge neither the Company Products nor any Company IT Systems contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (A) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (B) damaging or destroying any data or file without the user’s consent (collectively, “Malicious Code”). Each Acquired Company has implemented technical, physical and administrative measures and safeguards consistent with prevailing industry standards to (x) prevent the introduction of Malicious Code into the Company IT Systems or Company Products and maintain them free from Malicious Code, including the use of firewall protections, incident logging, and regular virus scans, and (y) protect Company Data in its possession or control from unauthorized access or processing by any Person, including the Acquired Companies’ employees and contractors.

(ii) No Bugs. To the Company’s knowledge None of the Company Products: (A) contain any bug, defect, or error that materially adversely affects the use, functionality, or performance of such Company Products; or (B) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Company Products. The Company has Made Available to Parent a complete and accurate list of all known bugs, defects, and errors in each version of any software that is contained in, or that embodies, any Company Product.

(iii) Source Code. The source code for any software that is contained in, or that embodies, any Company Product (the “Company Product Source Code”) contain clear and accurate annotations and programmer’s comments, and otherwise has been documented in a professional manner that is both: (A) to Company’s knowledge, consistent with customary code annotation conventions and best practices in the software industry; and (B) sufficient to independently enable a programmer of reasonable skill and competence to understand, analyze, and interpret program logic, correct errors and improve, enhance, modify and support such software. No Company Product Source Code has been delivered, licensed, disclosed or otherwise made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of any Acquired Company subject to written agreement containing an enforceable confidentiality obligations and a grant and assignment (by way of a present grant of assignment) to the applicable Acquired Company exclusive ownership of, including all IP Rights in and to, such authorship, creation, reduction to practice, development or conception. No Acquired Company has a duty or obligation (whether present, contingent, or otherwise) to, and no event has occurred and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in a duty or obligation to, deliver, license, disclose or otherwise make available any Company Product Source Code to any escrow agent or other Person and no event has occurred, and no circumstance or condition exists that, with or without notice or lapse of time, will, or would reasonably be expected to, result in the delivery, license, or disclosure of the Company Product Source Code to any other Person.

(iv) Open Source Software. (A) The Acquired Companies are in full compliance with the terms and conditions of all licenses for all Open Source Software embedded with, linked to, bundled with, or otherwise included in, or required to compile or build, any Company Product that is conveyed or otherwise distributed, or, if in development, is intended to be conveyed or otherwise distributed, to end-users and (B) and has not made any modifications to any Open Source Software. The Acquired Companies have not used and does not use any Open Source Software, or any modification or derivative thereof in a manner that, with respect to any of the Company Products or Company-Owned IP, would (1) grant or purport to grant to any Person any rights to or immunities for use thereof, (2) be subject to a Copyleft License or any other obligation that would require its disclosure or distribution in Company Product Source Code form, (3) require its licensing thereof for the purpose of making derivative works, or (4) impose any restriction on the consideration to be charged for the distribution thereof.

(v) IT Systems. All Company IT Systems are in good working condition to effectively perform all information technology operations necessary for each Acquired Company to conduct its business. No Acquired Company has experienced any material disruption to, or material interruption in, the conduct of its business attributable to a defect, bug, breakdown or other failure or deficiency of any Company IT System. Each Acquired Company has taken all reasonable measures to provide for the back-up and recovery of the data and information necessary for it to conduct of its business without material disruption to, or material interruption in, its conduct of its business. No Acquired Company is in breach of any Contract related to any Company IT System nor is any Acquired Company aware of any event that, with or without notice or lapse of time, or both, would constitute a breach of any Contract related to any Company IT System.

Section 4.12 Privacy and Cybersecurity.

(a) The Company and its Subsidiaries are, and in the past have made themselves, in compliance, in all material respects with all applicable Privacy Obligations.

(b) The Company and its Subsidiaries have notified individuals about whom the Company or its Subsidiaries Process or direct the Processing of Personal Data regarding the Company’s and its Subsidiaries’ Personal Data Processing activities in conformance with all applicable Privacy Obligations.

(c) The Company and its Subsidiaries have contractually obligated all Third-Party service providers and customers’ outsourcers, processors, or other Third-Parties Processing Personal Data, in each case on behalf of the Company or its Subsidiaries to (i) comply with applicable Privacy Obligations, (ii) take reasonable steps to protect and secure Sensitive Data from loss, theft, unauthorized or unlawful Processing or other misuse, (iii) maintain a written information privacy and security program that establishes reasonable and appropriate measures to protect the privacy, operation, confidentiality, integrity and security of all Sensitive Data against any Security Breach, (iv) maintain, a written public-facing privacy policy that fully and accurately disclose how the Third-Party Processes Personal Data, (v) all obligations required to be incorporated into such contracts by applicable Privacy Obligations, and (vi) to include contractual obligations that are no less protective than those in this Section 4.12(c) in agreements with the Third-Party’s agreements with other service providers and customers’ outsourcers, processors, or other Third-Parties Processing Personal Data on its behalf.

(d) The Company and its Subsidiaries have obtained or will obtain any and all necessary rights, permissions, and consents to permit the transfer of Personal Data in connection with the transactions, and such transfer will not violate in any material respect any applicable Privacy Obligations.

(e) The Company and its Subsidiaries have implemented, maintain and comply with a privacy compliance program that is comprised of appropriate internal processes, policies and controls designed to comply with applicable Privacy Obligations, including (i) the appointment of qualified personnel to govern the administration of the privacy compliance program, (ii) processes to respond to requests regarding Personal Data, (iii) processes to evaluate risks of Personal Data Processing activities of the Company and its Subsidiaries, (iv) the implementation and maintenance of processes for the diligence, contracting and oversight with respect to Third-Parties Processing Personal Data on behalf of the Company or its Subsidiaries and (v) the completion and maintenance of required data flow maps, data processing inventories or records of processing activities, data protection impact assessments, and any other required privacy compliance program documentation or evidence.

(f) The Company and its Subsidiaries have implemented and maintain a written information security program that is comprised of reasonable and appropriate organizational, physical, administrative, and technical safeguards designed to protect the security, confidentiality, integrity and availability of the Company IT Systems, including all Sensitive Data Processed thereby against loss, theft, unauthorized or unlawful Processing, or other misuse that, to the Company’s knowledge, are reasonably consistent with (i) reasonable practices in the industry in which the Company and its Subsidiaries operate, (ii) the Company’s and its Subsidiaries’ Privacy Obligations and (iii) any written public-facing policy adopted by Company or its Subsidiaries related to privacy or information security. The Company and its Subsidiaries have implemented reasonable backup and disaster recovery technology and arrangements consistent with industry practices.

(g) The Company and its Subsidiaries use reasonable efforts to inform all employees, agents and consultants to the Company or its Subsidiaries who have access to or Process Sensitive Data of the Company’s or its Subsidiaries’ applicable current written privacy and security policies and to execute agreements containing obligations to maintain the confidentiality and security of Sensitive Data.

(h) The Company has delivered or Made Available true and complete copies of all current written notices, policies and procedures relating to the Processing and security of Sensitive Data.

(i) There have not been any incidents of, or Third-Party claims alleging, (i) Security Breaches, (ii) unauthorized access or unauthorized use of any of Company’s or its Subsidiaries’ computer systems, network, communication equipment or other technology necessary for the operations of the Company or its Subsidiaries, or (iii) any unauthorized access or acquisition of any Sensitive Data maintained by the Company or its Subsidiaries or by any Third-Party service provider on behalf of the Company or its Subsidiaries. Neither the Company nor its Subsidiaries have notified in writing, or been required by applicable Law, Governmental Body or other Privacy Obligation to notify in writing, any Person of any Security Breach.

(j) Neither the Company nor its Subsidiaries have received any notice of any claims, investigations (including investigations by a Governmental Body), or alleged violations of Laws or other Privacy Obligations with respect to Personal Data under the custody or control of the Company or its Subsidiaries.

Section 4.13 Employees.

(a) Section 4.13(a) of the Disclosure Schedule lists all of the directors, officers, employees, consultants and independent contractors currently employed or engaged by the Company and its Subsidiaries including: (i) name; (ii) job title; (iii) status (employee or independent contractor); (iv) date of birth; (v) date of hire; (vi) location of work; (vii) full-time or part-time status; (viii) employing or engaging entity; (ix) exemption status under the Fair Labor Standards Act; (x) leave status (including return date); (xi) annual rate of base salary or hourly compensation; (xii) estimated or target annual incentive compensation and details with respect to each applicable plan and program; (xiii) incentive compensation paid with respect to the prior year; (xiv) vacation and other paid time off accrual; (xv) emoluments and benefits (including health insurance participation level); (xvi) whether such person is employed or engaged pursuant to a written contract; and (xvii) whether such employment or engagement is at-will.

(b) Since January 1, 2023, there has not been any material change in the compensation of any individual set forth in clause (a) (except for compensation increases and decreases in the ordinary course of business consistent with past practice). Since January 1, 2023, neither the Company nor any of its Subsidiaries has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of WARN or issued any notification of a plant closing or mass layoff required by WARN without complying with WARN. Since January 1, 2023, there have been no employment discrimination, employment harassment, sexual assault, sexual harassment or improper fraternization allegations raised, brought, threatened, or settled relating to any officer or director of the Company or any Subsidiary involving or relating to services provided to the Company or any Subsidiary. The policies and practices of the Company and its Subsidiaries comply with all applicable Laws concerning employment discrimination, employment harassment, sexual assault, sexual harassment or improper fraternization.

(c) Neither the Company nor any of its Subsidiaries is party to or bound by any collective bargaining agreement with any labor organization and no employees of the Company or its Subsidiaries are represented by a union. To the knowledge of the Company, there are and have been no union organizing activities involving employees of the Company or any of its Subsidiaries. There are no pending or, to the knowledge of the Company, threatened strikes, work stoppages, walkouts, lockouts, or similar material labor disputes and no such disputes have occurred. Neither the Company nor any of the Subsidiaries has committed an unfair labor practice, and there are no pending or, to the knowledge of the Company, threatened, unfair labor practice charges or complaints against the Company or any of its Subsidiaries.

(d) The Company and its Subsidiaries are in compliance with all Laws applicable to employment and employment practices, including all Laws respecting terms and conditions of employment, wages, hours, equal employment opportunity, employment discrimination, worker classification (including the proper classification of workers as independent contractors and consultants and exempt or non-exempt), immigration, work authorization, occupational health and safety, workers’ compensation, the payment of social security and other employment taxes, disability rights or benefits, plant closures and layoffs, affirmative action and affirmative action plans, labor relations, employee leave issues and unemployment insurance.

(e) No employee or independent contractor of the Company or its Subsidiaries is in violation of any term of any employment or consulting contract, Restrictive Covenant, common law nondisclosure obligation, fiduciary duty, or other obligation: (i) to the Company or its Subsidiaries; or (ii) to a former employer or engager of any such individual relating (A) to the right of any such individual to work for the Company or its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information.

Section 4.14 Employee Benefit Plans.

(a) Section 4.14(a) of the Disclosure Schedule contains a true and complete list of each Plan. With respect to each Plan, the Company has Made Available to Parent true and complete copies of each of the following documents (as applicable): (i) the Plan document and any amendments thereto; (ii) the most recent annual reports and actuarial reports for each of the prior three (3) years; (iii) the most recent summary plan description; (iv) if the Plan is funded through a trust or any third party funding vehicle, the trust or other funding agreement and the latest financial statements thereof; (v) the most recent determination letter or opinion letter received from the Internal Revenue Service with respect to each Plan intended to qualify under Section 401 of the Code; and (vi) any material non-routine correspondence received or submitted to any Governmental Body within the prior three (3) years. The Company has Made Available to Parent a true and complete description of each Plan which is not a written Plan.

(b) Each Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has either received a favorable determination letter or may rely upon an opinion letter from the Internal Revenue Service that such Plan is so qualified or has requested such a favorable determination letter within the remedial amendment period of Section 401(b) of the Code and the Company is not aware of any facts or circumstances that would reasonably be expected to jeopardize the qualification thereof. The Plans comply in form and have been operated in accordance with their terms and the requirements of applicable Law, including the Code and ERISA.

(c) With respect to the Plans: (i) all required contributions have been made or properly accrued; (ii) there are no claims pending or, to the knowledge of the Company, threatened, other than routine claims for benefits; (iii) to the knowledge of the Company, there have been no “prohibited transactions” (as that term is defined in Section 406 of ERISA or Section 4975 of the Code); and (iv) all material reports, returns and similar documents required to be filed with any Governmental Body or distributed to any Plan participant have been timely filed or distributed.

(d) Neither the Company nor any of its Subsidiaries has, nor, to the knowledge of the Company, has any of their respective directors, officers or employees or any other “fiduciary,” as such term is defined in Section 3(21) of ERISA, committed any breach of fiduciary responsibility imposed by ERISA or any other applicable Law with respect to the Plans which would subject the Company, its Subsidiaries or any of their respective directors, officers or employees to any Liability under ERISA or any applicable Law.

(e) No Plan is, and none of the Company nor any of its Subsidiaries sponsors, maintains or contributes to, or has sponsored, maintained or contributed to, a “pension plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV of ERISA or any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) or “multiple employer plan” (within the meaning of Section 413(c) of the Code) and no circumstances exist pursuant to which the Company or a Subsidiary would reasonably be expected to have any Liability on or after the Closing Date with respect to such a plan that is sponsored or contributed to by any current or former ERISA Affiliate of the Company or a Subsidiary.

(f) None of the Plans obligates the Company or its Subsidiaries to provide any current or former directors, officers, employees, contractors or consultants (or any dependent or beneficiary thereof) any life insurance or medical or health benefits after such person’s termination of employment or engagement with the Company or any of its Subsidiaries, other than to the extent required under Part 6 of Subtitle B of Title I of ERISA.

(g) The consummation of the transactions contemplated by this Agreement will not cause any amounts to fail to be deductible for U.S. federal income tax purposes by virtue of Section 280G of the Code. The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former directors, officers, employees, contractors or consultants of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment or benefit, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such person.

(h) Each Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) is in documentary, and has been operated and administered in, compliance with Section 409A of the Code.

(i) Neither the Company nor any of its Subsidiaries has any Liability, whether fixed or contingent, with respect to any indemnification or gross-up payment, in either case, for any Tax incurred under Section 409A or 4999 of the Code.

(j) Neither the Company nor any of its Subsidiaries has a contract, plan or commitment, whether legally binding or not, to create any additional Plan, or any plan, agreement or arrangement that would be a Plan if adopted, or to modify any existing Plan.

(k) Each Plan which is subject to any Law other than U.S. federal, state or local Law (“Non-U.S. Plan”) has been administered in compliance with its terms and operated in compliance with applicable Laws. Each Non-U.S. Plan required to be registered or approved by a non-U.S. Governmental Body has been registered or approved and has been maintained in good standing with applicable regulatory authorities, and no event has occurred since the date of the most recent approval or application therefor relating to any such Non-U.S. Plan that could reasonably be expected to materially affect any such approval relating thereto or increase the costs relating thereto in a manner material to the Company and its Subsidiaries as a whole. Each Non-U.S. Plan that is required to be funded under applicable Law is fully funded or fully insured on a termination basis (determined using reasonable actuarial assumptions).

Section 4.15 Litigation; Orders. There are no (a) Proceedings pending, or to the knowledge of the Company, threatened against or affecting the Company or its Subsidiaries, any of their properties or the Merger or the other transactions contemplated hereby or (b) to the knowledge of the Company, Proceedings pending or threatened against any current or former equityholder or Representative of the Company in connection with the business of the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries has received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any Liability or disadvantage with respect to its business, prospects, financial condition, operations, property or affairs. None of the Company and its Subsidiaries are subject to any outstanding Order. There is no Proceeding pending, threatened or contemplated by the Company or its Subsidiaries against any other Person.

Section 4.16 Permits; Compliance With Laws.

(a) Each of the Company and its Subsidiaries holds and is in compliance, in all material respects, with all Permits which are required for the operation of the business of the Company and its Subsidiaries as presently conducted. Neither the Company nor its Subsidiaries have received notice of any proceedings pending or, to the knowledge of the Company, threatened, relating to the suspension, revocation or modification of any Permit. Section 4.16(a) of the Disclosure Schedule contains a true, correct and complete list of all Permits under which the Company or any of the Subsidiaries is operating or bound as of the date hereof, and the Company has furnished or Made Available to Parent true, correct and complete copies of the Permits required to be set forth in Section 4.16(a) of the Disclosure Schedule.

(b) The Company and its Subsidiaries are, and at all times have been, in compliance in all material respects with all Laws applicable to their respective businesses, operations and assets. Neither the Company nor any of its Subsidiaries has received any written notice alleging a failure comply in all material respects with all Laws applicable to their respective businesses, operations and assets.

Section 4.17 Trade Control Laws and Sanctions.

(a) There are no pending, or, to the knowledge of the Company, threatened, actions, suits, proceedings, inquiries or investigations by any Governmental Body, against the Company or any of its Subsidiaries by any Governmental Body with respect to Trade Control Laws. In the past five (5) years, none of the Company or any of its Subsidiaries has been subject to any such actions, suits, proceedings, inquiries or investigations or has made, nor, as of the date hereof, is aware of any reason to or intends to make any disclosure (voluntary or otherwise) to any Governmental Body with respect to any violation, potential violation, or Liability arising under or relating to any Trade Control Laws. None of the Company or any of its Subsidiaries is aware of any event, fact or circumstance that has occurred or exists that is reasonably likely to result in a finding of noncompliance with any Trade Control Laws.

(b) None of the Company, any of its Subsidiaries, or any director, officer, employee or, to the Company’s knowledge, agent, of the Company or any of its Subsidiaries is a Sanctioned Person. The Company, its Subsidiaries and their directors, officers, employees, and, to the Company’s knowledge, agents are in compliance with, and have not previously violated, any applicable United States or non-U.S. anti-money laundering Laws. There are no pending or, to the knowledge of the Company, threatened claims against the Company or any of its Subsidiaries with respect to such anti-money laundering Laws. During the past five (5) years, the Company and its Subsidiaries have had in place adequate policies, procedures, controls and systems reasonably designed to ensure compliance with applicable anti-money laundering Laws.

(c) Neither the Company, its Subsidiaries nor any director, officer or employee of, or, to the knowledge of the Company, any distributor, agent, representative, sales intermediary or other Person acting on behalf of the Company or any of its Subsidiaries (i) has taken any action in violation of the U.S. Foreign Corrupt Practices Act, as amended (15 U.S.C. §78 dd-1 et seq.), the UK Bribery Act of 2010, or any other applicable anti-bribery or anti-corruption Laws (“Anti-Corruption Laws”), (ii) has offered, paid, given, promised to pay or give, or authorized the payment or gift of anything of value, directly or indirectly, to any Foreign Public Official, or to any Person on behalf of a Foreign Public Official, in whole or in part, for purposes of: (A) influencing any act or decision of any Foreign Public Official in his official capacity; (B) inducing such Foreign Public Official to do or omit to do any act in violation of his lawful duty; (C) securing any improper advantage; or (D) inducing such Foreign Public Official to use his or her influence with a foreign Governmental Body or commercial enterprise owned or controlled by any foreign Governmental Body in order to assist the business of the Company, any of its Subsidiaries or any Person related in any way to the business of the Company or any of its Subsidiaries, in obtaining or retaining business or directing any business to any Person, or (iii) has made or authorized any other Person to make any payments or transfers of value which had the purpose or effect of commercial bribery or acceptance or acquiescence in kickbacks or other unlawful or improper means of obtaining or retaining business.

(d) There are no pending, or, to the knowledge of the Company, threatened, actions, suits, proceedings, inquiries or investigations by any Governmental Body, against the Company or any of its Subsidiaries by any Governmental Body with respect to any Anti-Corruption Laws. In the past five (5) years, none of the Company or any of its Subsidiaries has been subject to any such actions, suits, proceedings, inquiries or investigations or has made, nor, as of the date hereof, is aware of any reason to or intends to make any disclosure (voluntary or otherwise) to any Governmental Body with respect to any violation, potential violation, or Liability arising under or relating to any Anti-Corruption Laws. None of the Company or any of its Subsidiaries is aware of any event, fact or circumstance that has occurred or exists that is reasonably likely to result in a finding of noncompliance with any Anti-Corruption Laws.

(e) The Company and its Subsidiaries have maintained during the past five (5) years and currently maintain (i) books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, and (ii) internal accounting controls sufficient to provide reasonable assurances that all transactions and access to assets of the Company and its Subsidiaries were, have been and are executed only in accordance with management’s general or specific authorization.

Section 4.18 Environmental Matters. Neither the Company nor any of its Subsidiaries is or has been in material violation of any Environmental Law.

Section 4.19 Insurance. Section 4.19 of the Disclosure Schedule sets forth a complete and accurate list of each insurance policy maintained by or behalf of the Company and its Subsidiaries (the “Insurance Policies”). Neither the Company nor any of its Subsidiaries has reached or exceeded its policy limits for any Insurance Policies in effect at any time during the past five (5) years. Neither the Company nor any of the Subsidiaries has reached or exceeded its policy limits for any Insurance Policies in effect at any time during the past five (5) years. Neither the Company nor any of its Subsidiaries is in default with respect to any provision contained in any Insurance Policy or has failed to give any notice or present any material claim under any Insurance Policy in due and timely fashion. There is no claim by the Company or its Subsidiaries pending under any of such Insurance Policies as to which coverage has been denied or disputed by the underwriters or in respect of which the underwriters have reserved their rights. None of the Company and its Subsidiaries has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan.

Section 4.20 Material Customers and Suppliers. Section 4.20 of the Disclosure Schedule sets forth (a) for each of the fiscal years ended December 31, 2021, December 31, 2022 and the nine (9)-month period ended September 30, 2023, a list of the largest customers of the Company and its Subsidiaries accounting for 80% of the revenue recognized by the Company and its Subsidiaries on a consolidated basis in each such period (the “Material Customers”) and (b) the twenty (20) largest vendors and suppliers to the Company and its Subsidiaries on a consolidated basis, based on amounts paid by the Company and its Subsidiaries from all products and services received from such supplier in the year ending December 31, 2022 and the nine (9)-month period ending September 30, 2023 (the “Material Suppliers”). Neither the Company nor any of its Subsidiaries has received any written, or to the knowledge of the Company, oral, indication from a Material Customer or Material Supplier to the effect that such customer may (a) reduce materially its business with the Company or its Subsidiaries from the levels achieved during the periods set forth above, or (b) materially and adversely modify existing Contracts with the Company or the Subsidiaries. Since the date of the Balance Sheet, no Material Customer or Material Supplier has terminated its relationship with the Company or its Subsidiaries or, to the knowledge of the Company, indicated that it may do so. Neither the Company nor any of the Subsidiaries is involved in any material claim, dispute or controversy with any Material Customer or Material Supplier. None of the Material Customers will have terminated its relationship with the Company or its Subsidiaries or reduced materially its business with the Company or its Subsidiaries from the levels achieved during the fiscal year ended December 31, 2022, in each case solely as a result of moving such business to a competitor due to the Company’s or its Subsidiaries’ alleged breach of its Contract with any such customer, failure to meet service levels or negligence, and neither the Company nor its Subsidiaries is and reasonably expects to be involved in any material claim, dispute or controversy with any Material Customer or Material Supplier with regard to its business due to the Company’s or its Subsidiaries’ alleged breach of its Contract with any such customer or supplier, failure to meet service levels or negligence. No customer of the Company or its Subsidiaries has any material credit memo currently in place or has been promised a material credit memo by the Company or its Subsidiaries.

Section 4.21 Product and Service Warranties. Neither the Company nor any of the Subsidiaries makes any express guarantees or warranties, and there is no claim pending or, to the knowledge of the Company, threatened in writing alleging any breach of any guarantee or warranty. Other than as set forth in any Contract entered into in the ordinary course of business with a customer of the business of the Company and its Subsidiaries and which are substantially in the same form as standard customer agreements Made Available to Parent, neither the Company nor its Subsidiaries have made any express guarantees or warranties to its customers, and there is no claim pending or, to the knowledge of the Company, threatened in writing alleging any breach of any such guarantee or warranty.

Section 4.22 Bank Accounts; Powers of Attorney. Section 4.22 of the Disclosure Schedule sets forth a true, complete and correct list of the name and location of each bank, brokerage or investment firm, savings and loan or similar financial institution in which the Company or any of its Subsidiaries has an account or a safe deposit box or other arrangement, the account or other identifying numbers thereof and the names of all Persons authorized to draw on or who have access to such account or safe deposit box or such other arrangement. There are no outstanding powers of attorney executed by or on behalf of the Company or any of its Subsidiaries.

Section 4.23 Related Party Transactions. No officer, director, equityholder or Affiliate of the Company or any of its Subsidiaries or, to the knowledge of the Company, any relative of such an officer, director, equityholder or Affiliate (each of the foregoing, a “Related Party”) (a) is a party to any Contract or other business relationship with the Company or its Subsidiaries, (b) to the knowledge of the Company, has any direct or indirect financial interest in, or is an officer, director, manager, employee, founder or consultant of, (i) any competitor, supplier, licensor, distributor, lessor, independent contractor or customer of the Company and its Subsidiaries or (ii) any other entity in any business arrangement or relationship with the Company and its Subsidiaries (provided, however, the passive ownership of securities listed on any national securities exchange representing less than five percent (5%) of the outstanding voting power of any Person shall not be deemed to be a “financial interest” in any such Person), (c) has any interest in any property, asset or right used by the Company and its Subsidiaries or necessary for their business, (d) has outstanding any Indebtedness owed to the Company and its Subsidiaries, or (e) has received any funds from the Company and its Subsidiaries since the date of the Balance Sheet, except for employment-related compensation received in the ordinary course of business consistent with past practice. None of the Company and its Subsidiaries has any Liability of any nature whatsoever to any Related Party (provided, however, such representation and warranty is made to the knowledge of the Company with respect to relatives), except for employment-related Liabilities and obligations incurred in the ordinary course of business consistent with past practice.

Section 4.24 Brokers and Other Advisors; Existing Discussions. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other fee or commission in connection with this Agreement and the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has Made Available to Parent complete and accurate copies of all Contracts under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the Persons to whom such fees are payable. As of the date of this Agreement, none of the Company and its Subsidiaries is engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to any proposal to acquire the Company or any of its Subsidiaries, any material portion of its assets or securities or any other substantially similar transaction.

Section 4.25 Sufficiency of Assets; Ownership. Each Acquired Company owns and has good title to, or a valid leasehold interest in or other rights to, free and clear of all Liens other than Permitted Liens, each all of the assets, properties, interests and rights (whether, real or personal, tangible or intangible and wherever located), including, for the avoidance of doubt, Contracts and Permits (collectively, “Assets”), that are used or held for use by such Acquired Company or necessary for the Acquired Companies to conduct, operate and continue the conduct of their business in substantially the same manner as was conducted by the Acquired Companies during in the twenty-four (24) month period immediately prior to the Closing Date and to sell and otherwise enjoy full rights to exploitation of the Assets. No Affiliates of the Acquired Companies (other than the other Acquired Companies) own or have any rights in or to any of the Assets.

Article 5
Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub represent and warrant to the Company as follows:

Section 5.1 Organization and Corporate Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation. Except as would not have a Parent Material Adverse Effect, each of Parent and Merger Sub has all requisite corporate power and authority and all authorizations, licenses and Permits necessary to own, lease and operate its properties and assets and to carry on its businesses as now being, or proposed to be, conducted. Each of Parent and Merger Sub is duly qualified to do business as a foreign corporation and is in good standing (or its equivalent, if applicable) in every jurisdiction in which the ownership, leasing and use of its properties and assets, or the conduct of business as now conducted, requires it to qualify, except where the failure to be so qualified and in good standing would not have a Parent Material Adverse Effect.

Section 5.2 Authorization. Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement and each other Transaction Document to which it is, or at or prior to the Closing will be, a party (the “Parent Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each other applicable Parent Document by Parent and Merger Sub and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite corporate action, and no other corporate proceedings on the part of either Parent or Merger Sub are necessary to authorize the execution, delivery or performance of this Agreement and each other Parent Document, as applicable. This Agreement has been, and each of the other Parent Documents will be at or prior to the Closing, duly and validly authorized, executed and delivered by Parent and Merger Sub, as applicable, and assuming that this Agreement and each of the other Parent Documents is a valid and binding obligation of the other parties hereto and thereto, this Agreement constitutes, and each of the other Parent Documents when so executed and delivered will constitute, a legal, valid and binding obligation of each of Parent and Merger Sub, as applicable, enforceable against them in accordance with their respective terms, except as enforceability may be affected by the Enforceability Exceptions.

Section 5.3 Non-Contravention.

(a) The execution, delivery and performance of this Agreement and each of the Transaction Documents by each of Parent and Merger Sub and the consummation of the transactions contemplated hereby and thereby, or compliance by each of Parent and Merger Sub with any of the provisions hereof or thereof, do not and will not (with or without notice or lapse of time or both) conflict with, result in any breach of, require any notice, consent or waiver under, constitute a default under, result in a violation of, result in the creation of any Lien upon any material properties or assets of the Company or any of its Subsidiaries under, give rise to any right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or give rise to any obligation of the Company or any of its Subsidiaries to make any payment under, any provision of (i) the Certificate of Incorporation and the Bylaws of each of Parent and Merger Sub, (ii) any material Contract to which either Parent or Merger Sub is a party, (iii) any outstanding Order applicable to Parent or Merger Sub or any of the properties or assets of Parent or Merger Sub, or (iv) assuming compliance with the filing and notice requirements set forth in Section 5.3(b), any applicable Law to which Parent or Merger Sub is subject, except, in the case of the preceding clauses (ii), (iii) and (iv), to the extent that any such violation would not have a Parent Material Adverse Effect.

(b) No authorization of, registration, declaration or filing with, or notification to, any Governmental Body is required in connection with any of the execution, delivery or performance of this Agreement or the other Transaction Documents by the Company or the consummation by the Company of any other transaction contemplated hereby or thereby, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such authorizations, registrations, declarations, filings or notification that, if not obtained or made, would not have a Parent Material Adverse Effect.

Section 5.4 No Prior Merger Sub Operations. Merger Sub was formed solely for the purpose of effecting the Merger, has no assets or Liabilities and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

Section 5.5 Broker and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other fee or commission in connection with this Agreement and the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or its Affiliates.

Article 6
Covenants of the Company and Parent

Section 6.1 Publicity; Confidentiality.

(a) No press release or other public announcement or comment pertaining to the transactions contemplated by this Agreement will be made by or on behalf of the Company, any Securityholder, the Securityholder Representative or any of the Company’s Representatives, without the express prior written approval of Parent.

(b) Each party agrees that this Agreement, the other Transaction Documents and the terms and conditions set forth herein and therein shall be kept confidential and shall not be disclosed or otherwise made available to any other Person and that copies of this Agreement and the other Transaction Documents shall not be publicly filed or otherwise made available to the public, except (i) where such disclosure, availability or filing, upon the advice of outside counsel, is required by applicable Law (including the periodic reporting requirements under the Exchange Act) and only to the extent required by such Law or under the rules of any securities exchange on which the securities of Parent are listed, and (ii) as otherwise agreed by each of Parent and the Company. In the event that any such disclosure, availability or filing is required by applicable Law (other than any filing required by the Exchange Act or the Securities Act), each of Parent and the Company agrees to use its commercially reasonable efforts to obtain “confidential treatment” or similar treatment of this Agreement and the other Transaction Documents and to redact such terms of this Agreement and the other Transaction Documents that the other reasonably requests.

Section 6.2 Further Assurances. From time to time, as and when requested by any party hereto and at such requesting party’s expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

Section 6.3 Director and Officer Liability and Indemnification.

(a) From and after the Effective Time, Parent shall cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Acquired Companies pursuant to any indemnification provisions under their respective Governing Documents as in effect on the date hereof and any indemnification agreement between any Acquired Company, on the one hand, and any of its current or former directors and officers (collectively, the “D&O Indemnitees”), on the other hand, in each case, solely to the extent any such agreement is set forth in Section 6.3(a) of the Disclosure Schedule, with respect to acts or omissions by them in their capacities as such at any time at or prior to the Effective Time.

(b) Prior to Closing, the Company shall obtain a six-year “tail” directors’ and officers’ liability insurance policy covering acts or omissions occurring prior to the Closing Date with respect to those Persons who are currently covered by the Acquired Companies’ directors’ and officers’ liability insurance policy on terms with respect to such coverage and amount no less favorable in the aggregate to the Acquired Companies’ directors and officers currently covered by such insurance than those of such policy in effect on the date hereof; provided, that such “tail” policy shall provide such coverage for six years from the Closing Date and shall be obtained from the Company’s or Parent’s current insurance company or another reputable insurance company, reasonably satisfactory to Parent (such policy, the “D&O Tail Policy”); provided, that one-hundred percent (100%) of the premium for the D&O Tail Policy shall be an Unpaid Transaction Expense.

(c) This Section 6.3 shall survive the consummation of the Merger and the Effective Time, is intended to benefit and may be enforced by the D&O Indemnitees, and shall be binding on all successors and assigns of Parent and the Surviving Corporation. If the Surviving Corporation, its Subsidiaries or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation and its Subsidiaries shall assume all of the obligations set forth in this Section 6.3.

Section 6.4 Tax Matters.

(a) Cooperation. Parent and the Securityholder Representative agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to Taxes, including access to books and records, in such party’s possession as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Parent and the Securityholder Representative agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Body or customer of the Company or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed. The Securityholder Representative shall reasonably cooperate and assist Parent with its efforts to collect from the Indemnifying Securityholders, and the Securityholder Representative shall provide to Parent in a timely manner, any factual information requested by Parent and that is reasonably necessary for Parent to determine the limitations, if any, on the Company’s Tax loss carryforwards under Sections 382, 383 and 384 of the Code or any similar provision of Law of any other jurisdiction applicable to the Company. Notwithstanding anything to the contrary in this Agreement, the Securityholder Representative shall have no obligation to prepare or file any Tax Returns.

(b) Tax Returns. Parent will prepare and file or cause to be prepared and filed all Tax Returns of the Company and each of its Subsidiaries that are originally due after the Closing Date that relate to Pre-Closing Tax Periods. Each such Tax Return will be prepared in a manner consistent with existing procedures and practices and accounting methods, unless otherwise required by applicable Law. Each such Tax Return that is an income Tax Return will be provided to the Securityholder Representative at least twenty (20) days prior to the due date of the Tax Return (or, if any such Tax Return is due within twenty (20) days following the Closing Date, reasonably in advance of filing to allow the Securityholder Representative reasonable time to review such Tax Return) for the Securityholder Representative’s review and comment, and Parent shall consider in good faith any written comments made by the Securityholder Representative to Parent prior to filing.

(c) Tax Sharing Agreements. Any Tax allocation, sharing, indemnity or similar agreement to which the Company or any of its Subsidiaries is a party or under which it may have Liability will be terminated effective as of the Closing.

(d) Transfer Taxes. Any transfer, sales, use, documentary, stamp, registration, and other such Taxes and fees (including any penalties and interest) (collectively, “Transfer Taxes”) that arise by reason of the Merger shall be paid one-half (1/2) by the Indemnifying Securityholders, severally and not jointly, pro rata in accordance with such Indemnifying Securityholder’s Pro Rata Portion, and one-half (1/2) by Parent. The Person(s) required by applicable Law to file Tax Returns for the Transfer Taxes shall be responsible for the timely remittance of any Transfer Taxes to the appropriate Taxing Authority and will, at the expense of the Indemnifying Securityholders, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. If required by applicable Law, Parent shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(e) Tax Claims. Notwithstanding anything to the contrary herein, Parent will have the sole right (but not the obligation) to conduct any Tax inquiry, investigation, audit or other Tax dispute or contest relating to the Company or any of its Subsidiaries (each, a “Tax Claim”), subject to the procedures set forth in Section 8.4 (for the avoidance of doubt, except to the extent inconsistent with this Section 6.4). With respect to any Tax Claim that relates to a Pre-Closing Tax Period and that, in Parent’s reasonable judgment, could give rise to a material indemnification obligation of the Indemnifying Securityholders, Parent agrees to (i) provide the Securityholder Representative reasonable notification of the existence of such Tax Claim, and (ii) permit the Securityholder Representative a reasonable opportunity to consult with Parent regarding (but not to participate in, control or conduct) such Tax Claim at the Securityholder Representative’s sole cost and expense (on behalf of the Indemnifying Securityholders).

Section 6.5 Parent RSUs. Parent will cause restricted stock units to be issued to certain of the service providers set forth on Section 4.13(a) of the Disclosure Schedule who remain employed or engaged with Parent (or its Subsidiaries, including Surviving Corporation) after the Closing, in each case, subject to the terms (including vesting terms), definitions and provisions of Parent’s 2015 Equity Incentive Plan (or any successor thereto) and a restricted stock unit agreement by and between each such person and Parent, which each such person will be required to execute. The aggregate value of the underlying shares to such restricted stock units shall be the RSU Amount and the number of underlying shares to such restricted stock units shall be calculated based upon the average closing price of Parent stock on the New York Stock Exchange for the period beginning on the sixtieth (60) trading day prior to the date hereof and ending the trading day immediately preceding the date hereof.

Article 7
Closing Deliverables

Section 7.1 Closing Deliverables of the Company. On or prior to the Closing Date, the Company shall deliver (or cause to be delivered) to Parent the following:

(a) the Spreadsheet;

(b) the Stockholder Written Consent duly executed by the holders of one-hundred percent (100%) of the Company Common Stock (voting as a single class);

(c) a certificate dated as of the Closing Date in the form of Exhibit H (the “Company Secretary’s Certificate”), duly executed by the Secretary of the Company, certifying as to (i) attached copies of the Company’s Governing Documents, and stating that such Governing Documents have not been amended, modified, revoked or rescinded, (ii) an attached copy of the resolutions of the board of directors of the Company authorizing and approving the execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement, and stating that such resolutions have not been amended, modified, revoked or rescinded, and (iii) (A) the Company’s representations and warranties contained in this Agreement (other than the Fundamental Representations and first sentence of Section 4.7) (without giving effect to any materiality, Material Adverse Effect or similar words or phrases limiting the scope of such representation or warranty, other than to the extent that such words or phrases define the scope of items or matters described on the Disclosure Schedule) are true and correct in all material respects as of the date hereof (except to the extent such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct in all material respects as of such date) and (B) the Fundamental Representations and first sentence of Section 4.7 are true and correct in all respects as of the date hereof (except to the extent such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct in all material respects as of such date).

(d) a certificate of the Secretary of State of the State of Delaware as to the good standing of the Company as of a date not more than three (3) Business Days prior to the Closing Date;

(e) the Escrow Agreement, duly executed by the Securityholder Representative;

(f) payoff letters, in form and substance reasonably satisfactory to Parent, with respect to all outstanding Indebtedness for borrowed money of the Company, providing for the release of all Liens relating to such Indebtedness following satisfaction of the terms contained in such payoff letters;

(g) payoff letters or invoices, in form and substance reasonably satisfactory to Parent, with respect to all Unpaid Transaction Expenses;

(h) resignations (or evidence of removal), effective as of the Closing, of all the directors and officers of the Company, in form and substance reasonably satisfactory to Parent;

(i) duly executed copies of all Third-Party consents, approvals, assignments, notices, waivers, authorizations or other certificates set forth in Section 4.3(a) of the Disclosure Schedule;

(j) evidence reasonably satisfactory to Parent that each Contract and transaction set forth on Schedule 7.5(j) of the Disclosure Schedule has been terminated and is of no further force or effect as of immediately prior to the Effective Time;

(k) a properly executed certificate from the Company meeting the requirements of Treasury Regulation Section 1.1445-2(c)(3) (including a form of notice to the IRS in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) and in the customary form along with written authorization for Parent to deliver such notice form to the IRS on behalf of the Company upon the Closing) in the form of Exhibit I;

(l) evidence reasonably satisfactory to Parent that each Plan intended to qualify under Section 401 of the Code has been terminated pursuant to resolution of the Company’s board of directors, the form and substance of which shall have been subject to review and approval of Parent, effective as of no later than the day immediately preceding the Closing Date;

(m) evidence reasonably satisfactory to Parent that the Company has complied in all respects with the requirements under Section 228 of the DGCL and an affidavit, in such form as is reasonably satisfactory to Parent, that Company has delivered to each Stockholder an information statement accurately describing this Agreement, the Merger and the provisions of Section 262 of the DGCL;

(n) Support Agreement duly executed by each Stockholder;

(o) Restrictive Covenant Agreements duly executed by each Key Employee;

(p) Employee Offer Letters duly executed by each Key Employee and each Designated Employee;

(q) evidence reasonably satisfactory to Parent that the Company has paid out, or caused to be paid out, all Other Accrued Employee Amounts and all Excess Accrued PTO for all current or former employees, directors or other individual service providers of any Acquired Company;

(r) evidence reasonably satisfactory to Parent that the D&O Tail Policy described in Section 6.3(b) shall be bound at or promptly following the Closing;

(s) evidence that a waiver from each “disqualified individual” (within the meaning of Code Section 280G(c)) entitled to receive a “parachute payment” (within the meaning of Code Section 280G(b)) in connection with the transactions contemplated hereunder of such Person’s right to receive such payment or benefits has been submitted to such disqualified individual and, if such disqualified individual has executed such a waiver, a copy thereof;

(t) copies of the executed materials returned by the Stockholders in connection with the solicitation of their approval of any parachute payments to each disqualified individual (within the meaning of Code Section 280G(c)) entitled to receive a “parachute payment” (within the meaning of Code Section 280G(b));

(u) evidence reasonably satisfactory to Parent that the Company has obtained a prepaid cyber and professional errors & omissions insurance policies tail coverage for a period of up to three (3) years after Closing, in a form reasonably acceptable to Parent (the “Tail Policies”), and has caused the Tail Policies to be bound, issued, and/or endorsed as of the Closing Date such that the coverage obligations of the insurers thereunder in respect of the Company and all other insureds thereunder for claims arising out of facts and circumstances occurring prior to the Closing shall be and remain in full force and effect on no less favorable terms as the coverages provided to the Company and other insureds prior to the Closing Date;

(v) an Option Release Agreement, in a form and substance reasonably satisfactory to Parent, duly executed by each individual set forth on Schedule C;

(w) a Closing Proceeds Acknowledgment Letter, in a form and substance reasonably satisfactory to Parent, duly executed by Patrick Sullivan;

(x) Securityholder Representative Engagement Agreement, in a form and substance reasonably satisfactory to Parent, duly executed by the Securityholder Representative, the Company and Patrick Sullivan; and

(y) the Exchange Documents duly completed and validly executed in accordance with the instructions thereto by Patrick Sullivan and Darren Schreiber.

Section 7.2 Closing Deliveries of Parent and Merger Sub. On or prior to the Closing Date, Parent and Merger Sub shall deliver (or cause to be delivered) to the Company the following:

(a) the Escrow Agreement duly executed by Parent and the Escrow Agent.

Article 8
Indemnification

Section 8.1 Survival.

(a) Subject to Section 8.1(b), each representation and warranty contained in Article 4 and Article 5 shall survive the Closing and shall terminate on the eighteen (18) month anniversary of the Closing Date, except that (i) the Fundamental Representations shall survive the Closing and shall terminate [***], and (ii) the Tax Representations shall survive the Closing and shall terminate on the date that is 60 days past the expiration of the applicable statute of limitations for the Taxes that are the subject matter thereof (taking into account any extensions or waivers thereof). The covenants and agreements contained in this Agreement (i) that are required to be performed in whole prior to the Closing shall survive the Closing and shall terminate on the eighteen (18) month anniversary of the Closing Date and (ii) that require performance after the Closing shall survive until the date or dates expressly specified therein or, if not so specified, until performed in accordance with their terms.

(b) Notwithstanding anything to the contrary herein, the obligations to indemnify and hold harmless an Indemnified Person pursuant to this Article 8 in respect of a breach of representation or warranty, covenant or agreement shall terminate on the applicable survival termination date (as set forth in Section 8.1(a)), unless Parent shall have made a claim for indemnification pursuant to Section 8.2, subject to the terms and conditions of this Article 8 (or Section 6.4, as applicable), prior to such survival termination date, as applicable, including by delivering an Indemnification Claim Notice to the Indemnifying Securityholder. Notwithstanding anything to the contrary herein, if an Indemnified Person has made a claim for indemnification pursuant to Section 8.2 and delivered an Indemnification Claim Notice to the Indemnifying Securityholder prior to such survival termination date, then such claim (and only such claim), if then unresolved, shall not be extinguished by the passage of the deadlines set forth in Section 8.1(a).

(c) In determining the existence of, and any Losses arising from, any inaccuracy or breach of a representation or warranty herein, the terms “material” or “materially,” any clause or phrase containing “material,” “materially,” “material respects,” “Material Adverse Effect” or any similar terms, clauses or phrases in any such representation or warranty shall be disregarded (as if such word or clause, as applicable, were deleted from such representation, warranty or covenant).

Section 8.2 Indemnification by the Indemnifying Securityholders. Subject to the limitations set forth in this Article 8, from and after the Closing, each Indemnifying Securityholder agrees to (x) severally and jointly with respect to amounts in the Escrow Funds; and otherwise (y) severally and not jointly, based on each Indemnifying Securityholder’s Pro Rata Portion, indemnify, defend and hold Parent, each of its

Affiliates and each of their respective Representatives (collectively, the “Indemnified Persons”) harmless from and in respect of any and all Losses that they may incur arising out of, relating to or resulting from:

(a) any breach or inaccuracy of any representations or warranties of the Company set forth in this Agreement or any other Transaction Document;

(b) any breach or failure of the Company to perform any of its covenants or other agreements contained in this Agreement or any other Transaction Document;

(c) the exercise by any Stockholder of appraisal or dissenters’ rights under Section 262 of the DGCL, including payments in respect of such Person’s Dissenting Shares to the extent such payments exceed the amount to which such Person would have been entitled pursuant to Section 2.4 in respect of such Dissenting Shares had such Person had not exercised appraisal or dissenters’ rights in respect thereof;

(d) any inaccuracies in the Spreadsheet;

(e) any Closing Indebtedness and any Unpaid Transaction Expenses, in each case, to the extent not reflected as a reduction to the Closing Proceeds as finally determined pursuant to Section 3.3;

(f) any claim or actions by Persons who are or were Securityholders, in their capacities as Securityholders, arising out of facts or circumstances existing on or prior to the Effective Time (including the execution and delivery of this Agreement, the performance by the Company and the Securityholder Representative of their respective obligations hereunder, or the consummation of the transactions contemplated by this Agreement);

(g) any claim by an Indemnifying Securityholder with respect to the actions or omissions of the Securityholder Representative, including any claim for fraud or misrepresentation, breach, or non-fulfillment of any representation, warranty, covenant, or agreement made by the Securityholder Representative in this Agreement;

(h) any claims by any D&O Indemnitee pursuant to Section 6.3, including, for the avoidance of doubt, any claims regarding a breach of fiduciary duty by the directors and officers of the Company prior to Closing;

(i) any Pre-Closing Taxes;

(j) any fraud or Willful Breach by the Company or its Representatives (in their capacities as such);

(k) any misclassification of (i) current or former employees of any Acquired Company as “exempt” for purposes of the Fair Labor Standards Act, or any applicable country, federal, state, or local Law or Order or (ii) current or former independent contractors of any Acquired Company (including but not limited to workers referred to as “interns”) under the Fair Labor Standards Act, or any applicable country, federal, state, or local Law or Order, and in each case of clauses (i) and (ii), any associated or related Losses, including without limitation Taxes (including payroll, employment and withholding Taxes), associated with or related to such misclassification or associated Losses (regardless of whether such misclassification under this Section 8.2(k) constitutes a breach or inaccuracy of any representation or warranty in this Agreement);

(l) any breach of the representations and warranties set forth in Section 4.13(d), including with respect to all Laws applicable to any Acquired Company in respect of any of its employees,

consultants, independent contractors and other service providers, whether directly or indirectly engaged, that reside in a foreign jurisdiction; and

(m) any matter set forth on Section 8.2(m) of the Disclosure Schedule.

Section 8.3 Limitations on Indemnification. Notwithstanding anything to the contrary herein, the indemnification obligations of an Indemnifying Securityholder pursuant to this Agreement shall be subject to the following limitations:

(a) De Minimis Claim. No Indemnifying Securityholder shall be liable to an Indemnified Person for, and no Indemnified Person shall be entitled to, any indemnification for a Loss pursuant to Section 8.2(a) (other than with respect to breaches of the Fundamental Representations or the Tax Representations) if, with respect to any individual item of Loss, such item (together with any related series or groups of related Losses) is less than $3,800 (each, a “De Minimis Claim”).

(b) Basket. No Indemnifying Securityholder shall be liable to an Indemnified Person for, and no Indemnified Person shall be entitled to, any indemnification for Losses pursuant to Section 8.2(a) (other than with respect to breaches of the Fundamental Representations or the Tax Representations), unless the aggregate of all indemnifiable Losses (excluding all De Minimis Claims) in respect of indemnification pursuant to Section 8.2(a) (other than with respect to breaches of the Fundamental Representations or the Tax Representations), would exceed on a cumulative basis $75,000 (the “Basket”), and then all such Losses shall be indemnifiable hereunder, including the amount of the Basket.

(c) Maximum Amounts. The maximum amount of indemnifiable Losses that the Indemnifying Securityholders shall be liable for, or that may be recovered by the Indemnified Persons, in the aggregate:

(i) pursuant to Section 8.2(a) (other than with respect to claims pursuant to Section 8.2(j) or breaches of the Fundamental Representations or the Tax Representations), shall be $3,800,000; and

(ii) [***]

Notwithstanding anything to the contrary herein, there shall be no cap on the amount of indemnifiable Losses that an Indemnifying Securityholder shall be liable for, or that may be recovered by an Indemnified Person, with respect to such Indemnifying Securityholder’s Willful Breach or fraud (whether on behalf of itself or the Company), fraud of which such Indemnifying Securityholder had actual knowledge, or such Indemnifying Securityholder’s intentional misrepresentation.

(d) Insurance and Other Payments. Payments by an Indemnifying Securityholder pursuant to Section 8.2 in respect of any Loss shall be limited to the amount of any Liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Person (or its Affiliates) from any third parties (other than the Indemnifying Securityholder) in respect of any such claim, net of any costs of recovery and increases in premiums.

(e) No Duplication. Losses shall be determined without duplication of any other Loss for which an indemnification claim has been made or could be made under any other representation, warranty, covenant or agreement. The Indemnified Persons shall not be entitled to recover more than once for the same Loss.

(f) Other Matters. No indemnity may be sought hereunder in respect of any Loss to the extent such Loss was taken into account in determining the Merger Consideration.

(g) Priority of Recourse. Recourse in respect of indemnifiable Losses shall be made first, against the Indemnity Escrow Fund and second, to the extent in excess of such amount, subject to the limitations contained in this Section 8.3, against Indemnifying Securityholders.

(h) Exclusive Remedy. Except as expressly provided otherwise in this Agreement, and subject to Section 9.7, the parties acknowledge and agree that, following the Closing, the remedies provided for in Section 3.3, Section 6.4 and this Article 8 shall be the sole and exclusive remedies for claims and Losses available to the parties and their respective Affiliates arising out of or relating to this Agreement, except that nothing herein shall limit the Liability of an Indemnifying Securityholder for claims arising out of, relating to or resulting from such Indemnifying Securityholder’s Willful Breach or fraud (whether on behalf of itself or the Company) or fraud of which such Indemnifying Securityholder had actual knowledge.

Section 8.4 Indemnification Procedures.

(a) Direct Claims. Any claim by an Indemnified Person on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by Parent by delivering an Indemnification Claim Notice with respect to such Direct Claim to the Securityholder Representative. Parent shall allow the Securityholder Representative and its Representatives to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, as provided in Section 8.4(c).

(b) Third-Party Claims.

(i) If Parent receives notice of the assertion or commencement of any action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (a “Third-Party Claim”) against an Indemnified Person with respect to which the Indemnifying Securityholders may be obligated to provide indemnification under this Agreement, Parent shall deliver an Indemnification Claim Notice with respect to such Third-Party Claim to the Securityholder Representative. Such Indemnification Claim Notice shall describe the Third-Party Claim in reasonable detail, and where reasonably practicable, shall include copies of all letters, claims, complaints, filings, documents and material correspondence received by the Indemnified Person or its Representatives with respect thereto.

(ii) The Securityholder Representative shall have the right, but not the obligation, to participate in any Third-Party Claim using the Securityholder Representative’s own counsel (at the Securityholder Representative’s cost and expense on behalf of the Indemnifying Securityholders), and Parent shall cooperate in good faith with the Securityholder Representative in respect of such participation.

(iii) The Indemnified Persons may, subject to the provisions of this Article 8, pay, compromise or defend such Third-Party Claim and seek indemnification for any and all Losses that they may incur arising out of, relating to or resulting from such Third-Party Claim. Parent shall keep the Securityholder Representative reasonably informed concerning the status of any such Third-Party Claim and any related proceedings and all stages thereof. The Securityholder Representative and the Indemnifying Securityholders shall cooperate in good faith with Parent in all reasonable respects in connection with the defense of any Third-Party Claim, including making available and retaining records relevant or relating to such Third-Party Claim as may be reasonably necessary for the preparation of the defense for, and the defense of, such Third-Party Claim. Parent shall not agree to any settlement of such Third-Party Claim without the written consent of the Securityholder Representative (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, if a Third-Party Claim (A) seeks relief other than the payment of monetary damages or could result in the imposition of an Order that would restrict in any respect any present or future activity or conduct of any Indemnified Person, (B) seeks a finding or admission of a violation of Law (including any Third-Party Claim seeking to impose criminal fines, penalties or Sanctions) or of any Order or of a violation of the rights of any Person by any Indemnified Person or (C) together with all other pending Third-Party Claims, seeks relief in excess of the Indemnifying Securityholders’ remaining maximum indemnification obligations hereunder with respect to such Third-Party Claim, then, in each such case, Parent shall be entitled to solely direct the defense of any such Third-Party Claim.

(c) Claim Procedure.

(i) In order for any Indemnified Person to be entitled to make a claim for indemnification under this Article 8, Parent shall deliver a written notice (an “Indemnification Claim Notice”) to the Securityholder Representative, as promptly as reasonably practicable after it acquires knowledge of the fact, event or circumstance giving rise to a claim for Losses pursuant to this Article 8. Parent may update an Indemnification Claim Notice from time to time to reflect any change in circumstances following the date of delivery thereof. Each Indemnification Claim Notice shall specify in reasonable detail the nature of, the facts, circumstances and the amount or a good faith estimate (to the extent ascertainable) of the potential Losses against which such Indemnified Person seeks indemnification for, such claim asserted, and the provisions of this Agreement upon which such claim for indemnification is made; provided, however, any failure by Parent to give such prompt Indemnification Claim Notice shall not relieve the Indemnifying Securityholders of their indemnification obligations, except and only to the extent that the Indemnifying Securityholders are actually and materially prejudiced thereby.

(ii) After delivery of an Indemnification Claim Notice to the Securityholder Representative, (A) Parent shall, upon written request from the Securityholder Representative, supply and make available to the Securityholder Representative and its Representatives (at the Securityholder Representative’s cost and expense on behalf of the Indemnifying Securityholders) all relevant information in its or its Affiliates’ possession relating to the claim reasonably requested by the Securityholder Representative (except to the extent that such action could jeopardize attorney-client privilege; provided, however, Parent shall use its commercially reasonable efforts to provide such information in such format to the Securityholder Representative, or on an outside-counsel-only basis or in such other manner, that would not result in the loss of such attorney-client privilege) and (B) Parent shall, and shall cause its Representatives, to (1) be reasonably available to the Securityholder Representative (at the Securityholder Representative’s cost and expense on behalf of the Indemnifying Securityholders) on reasonable advance notice during normal business hours to discuss such claim, (2) render to the Securityholder Representative and its Representatives such assistance as may reasonably be requested by the Securityholder Representative, (3) provide reasonable access to such books, records, accountant work papers and other documents or information in their possession or that may be reasonably obtained as the Securityholder Representative and/or its Representatives may reasonably require (at the Securityholder Representative’s cost and expense on behalf of the Indemnifying Securityholders) (provided, however, Parent’s accountants shall not be obligated to make any working papers available to the Securityholder Representative or its Representatives unless and until the Securityholder Representative or its Representatives, as applicable, have signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such accountants), and (4) otherwise cooperate with the Securityholder Representative and its Representatives in good faith (at the Securityholder Representative’s cost and expense on behalf of the Indemnifying Securityholders). Without limiting the foregoing, such cooperation shall include the retention and (upon the Securityholder Representative’s request) the provision to the Securityholder Representative or its Representatives of books, records and other documents and information which are actually and reasonably relevant to such claim.

(iii) The Securityholder Representative may, within thirty (30) days after receipt of an Indemnification Claim Notice, deliver to Parent a written response (an “Indemnification Claim Response”) disputing such claim, which response must state (A) in reasonable detail the reasons why the Securityholder Representative disputes such claim, together with reasonable supporting detail, and (B) in respect of such claim, (1) that the Indemnified Person is entitled to receive an amount (the “Agreed Amount”) of cash that is less than the amount of all Losses set forth in such Indemnification Claim Notice or (2) that the Indemnified Person is not entitled to recovery in connection with the matters claimed in the Indemnification Claim Notice. Acceptance by an Indemnified Person of an Agreed Amount shall be without prejudice to the Indemnified Person’s right to claim the balance of the Losses claimed in such Indemnification Claim Notice.

(iv) Any Losses (or portion thereof) claimed in an Indemnification Claim Notice or any other matter set forth therein shall be deemed to be finally resolved for purposes of this Article 8 upon the earlier of (A) such amounts (or portions thereof) or other matters having been resolved by a written agreement executed by the Securityholder Representative, on behalf of the Indemnifying Securityholders, and Parent, (B) such amounts (or portions thereof) or other matters having been resolved by a final, nonappealable order, decision or ruling of a court of competent jurisdiction or arbitrator with respect to such amounts or matters in dispute, or portions thereof and (C) thirty (30) days after delivery of such Indemnification Claim Notice if the Securityholder Representative fails to deliver an Indemnification Claim Response in respect thereof prior to the expiry of such thirty (30) day period (clauses (A), (B) and (C), together, a “Final Resolution”).

(v) If any amount is payable to Parent pursuant to a Final Resolution, (A) to the extent such payment will be made from the Escrow Fund, the Securityholder Representative and Parent shall promptly jointly instruct the Escrow Agent to release to Parent from the Escrow Fund such amount, and (B) to the extent that the amount remaining in the Indemnity Escrow Fund is insufficient to cover such amount each Indemnifying Securityholder shall, subject to the limitations contained in Section 8.3, within ten (10) Business Days following the date of the determination of the Agreed Amount, pay such Indemnifying Securityholder’s Pro Rata Portion (as of the date of such determination) of the amount of such shortfall to Parent.

Section 8.5 Release of Indemnity Escrow Funds. As promptly as possible following the eighteen (18) month anniversary of the Closing Date, and in any event within three (3) Business Days, Parent and the Securityholder Representative shall jointly instruct the Escrow Agent to release such portion of the Indemnity Escrow Amount as is remaining in the Indemnity Escrow Fund (excluding the amount that Parent determines in good faith to be necessary to satisfy all indemnification claims for which Indemnification Claim Notices have been delivered to the Securityholder Representative on or prior to such eighteen (18) month anniversary of the Closing Date that are not fully and finally resolved pursuant to a Final Resolution (or if resolved, not fully paid in accordance with the Final Resolution in respect thereof, if applicable)) as follows: (x) to the Paying Agent, a portion of such remaining amount to which the Stockholders are entitled pursuant to Article 2 for further payment to each Stockholder in accordance in accordance with such Securityholder’s Pro Rata Portion and (y) to the Company, remaining amount after the distribution described in subclause (x) for further distribution to each vested In-the-Money Optionholders (as of immediately prior to the Effective Time) in accordance with such Securityholder’s Pro Rata Portion via the Surviving Corporation’s payroll system.

Section 8.6 Treatment of Indemnification Payments. The parties agree that any indemnification payments made pursuant to this Agreement shall be treated for Tax purposes as an adjustment to the Merger Consideration, unless otherwise required by applicable Law.

Article 9
Miscellaneous

Section 9.1 Notices. All notices, demands and other communications under this Agreement shall be in writing and shall be deemed given (a) when personally delivered, (b) when sent by email (with written confirmation of transmission) or (c) one (1) Business Day following the day sent by a nationally-recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses (or to such other address as a party hereto may have specified by notice given to the other party hereto pursuant to this provision); provided that, with respect to notices delivered to the Securityholder Representative, such notices must be delivered solely via email:

(a) If to the Company (prior to Closing):

2600hz, Inc.
215 Pine Ridge Drive
Whispering Pines, NC 28327
Attention: Kate Zucchino
Email: kate@2600hz.com

with a copy (which shall not constitute notice) to:

Beyers Costin Simon
200 Fourth St., Suite 200
Santa Rosa, CA 95401
Attention: Michael Garcia

(b) Email: mgarcia@beyerscostin.com If to the Securityholder Representative:

Fortis Advisors LLC

Attention: Notices Department (Project Geneva)

Email: notices@fortisrep.com

(c) If to Parent:

Ooma, Inc.
525 Almanor Avenue, Suite 200
Sunnyvale, California 94085
Attention: Jenny C. Yeh
Email: jenny.yeh@ooma.com

with a copy (which shall not constitute notice) to:

Orrick, Herrington & Sutcliffe LLP
300 W 6th St Suite 1850
Austin, Texas 78701
Attention: Zac Padgett
Email: zpadgett@orrick.com

Section 9.2 Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement and the application of such provision to other Persons or circumstances other than those which it is determined to be illegal, void or unenforceable, shall not be impaired or otherwise affected and shall remain in full force and effect to the fullest extent permitted by applicable Law.

Section 9.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Copies of executed counterparts transmitted by electronic signature (including by means of email in .pdf format) shall be considered original executed counterparts for purposes of this Section 9.3.

Section 9.4 Expenses. Except as otherwise expressly provided herein, whether or not the Closing occurs, each party shall each pay their respective expenses incurred in connection with the negotiation and execution of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 9.5 Assignment; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and permitted assigns; provided, however, no party to this Agreement may directly or indirectly assign any or all of its rights or delegate any or all of its obligations under this Agreement without the express prior written consent of the other parties to this Agreement, except that Parent may assign, in its sole discretion, all or part of its rights or obligations hereunder to one or more of its Affiliates or to any Person in connection with an internal restructuring, joint venture, sale or divestiture of all or any part of the equity interests or the assets of Parent or any of its Affiliates. No assignment of any obligations hereunder shall relieve any party of any such obligations.

Section 9.6 Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by Parent and Merger Sub, on the one hand, and the Securityholder Representative, on the other hand. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, or a failure or delay by any party in exercising any power, right or privilege under this Agreement shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. After approval and adoption of this Agreement and the Merger by the Company’s stockholders and without their further approval, no amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange for any share of Company Stock.

Section 9.7 Remedies. The parties acknowledge and agree that irreparable damage would occur and that the parties may not have any adequate remedy at Law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or any such breach. Accordingly, the parties acknowledge and agree that, without limitation of the other parties’ rights to seek any other form or amount of relief as may be available under this Agreement (including monetary damages), in the event of any breach or threatened breach by any party of its respective covenants or obligations set forth in this Agreement, the other parties shall be entitled to injunctive relief to prevent or restrain breaches or threatened breaches of this Agreement by such party, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, such party’s covenants and obligations under this Agreement, without proof of actual damages or inadequacy of legal remedy and without bond or other security being required. Each of the parties hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by the Company or Parent, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the Company or Parent, as applicable, under this Agreement. The pursuit of specific enforcement or other equitable remedies by any party will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy (whether at Law or in equity) to which such party may be entitled at any time. Subject to Section 8.3, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise at any time of any other remedy.

Section 9.8 Third Parties. This Agreement does not create any rights, claims or benefits inuring to any Person that is not a party nor create or establish any Third-Party beneficiary hereto; provided, however, notwithstanding the foregoing, (a) the D&O Indemnitees are intended Third-Party beneficiaries of, and may enforce, Section 6.3 and (b) the Indemnified Persons are intended Third-Party beneficiaries of, and may enforce, Article 8.

Section 9.9 Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any Laws, rules or provisions that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 9.10 Consent to Jurisdiction; Waiver of Jury Trial.

(a) Each of the parties hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any Federal court of the United States of America sitting in the State of Delaware), and any appellate court from any thereof, in any Proceeding arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such Proceeding shall be heard and determined in such Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any Federal court of the United States of America sitting in the State of Delaware), (ii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Proceeding arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) in the Delaware Court of Chancery, any Federal court of the United States of America sitting in the State of Delaware, or in any Delaware State court, (iii) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court and (iv) agrees that a final judgment in any such proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties agrees that service of process, summons, notice or document by registered mail addressed to it at the applicable address set forth in Section 9.1 shall be effective service of process for any Proceeding brought in any such court.

(b) THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY OR THE ACTIONS OF THE

PARTIES IN THE NEGOTIATION, EXECUTION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT OR THE TRANSACTION DOCUMENTS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 9.11 Disclosure Schedule. The Disclosure Schedule is hereby incorporated and made a part hereof and is an integral part of this Agreement. Disclosures included in the Disclosure Schedule shall be considered to be made for purposes of such other sections to the Disclosure Schedule to which such disclosures are specifically referenced or cross-referenced and in all other sections to the Disclosure Schedule to the extent that the relevance of any disclosure to any such other section of the Disclosure Schedule is reasonably apparent on the face of such disclosure. Any capitalized terms used in the Disclosure Schedule but not otherwise defined therein shall be defined as set forth in this Agreement.

Section 9.12 Entire Agreement. This Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith (including the Confidentiality Agreement, the Transaction Documents and the Exhibits hereto) set forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersede any prior understandings, agreements or representations by or between the parties hereto, written or oral, which may have related to the subject matter hereof. In the event of any inconsistency between the provisions of this Agreement and any other Transaction Document, the provisions of this Agreement shall prevail.

Section 9.13 Securityholder Representative. By virtue of accepting the benefits hereof (including a share of the Merger Consideration, if and to the extent payable hereunder), approval of the Merger (if applicable) as well as through the execution and delivery of the Support Agreement in the case of the Stockholders, and the adoption of this Agreement and approval of the Merger by the Stockholders, and without any further action of any of the Indemnifying Securityholders or the Company, each Indemnifying Securityholder will, as a specific term of the Merger, be deemed to have agreed that:

(a) The Securityholder Representative is irrevocably constituted and appointed as the Securityholder Representative, exclusive agent, proxy, and true and lawful attorney in fact (coupled with an interest) for all Indemnifying Securityholders for all purposes under this Agreement and the Escrow Agreement, including the full power and authority on each such Person’s behalf: (i) to consummate the transactions contemplated under this Agreement and the other Transaction Documents; (ii) to negotiate claims and disputes arising under, or relating to, this Agreement and the other Transaction Documents (including, for the avoidance of doubt, the adjustment of Closing Proceeds contemplated by Section 3.3 and claims for indemnification under Article 8); (iii) to take action to cause to be disbursed to any Indemnifying Securityholder any funds to be disbursed to such Indemnifying Securityholder under this Agreement (including, for the avoidance of doubt, any portion of the Merger Consideration) or otherwise; (iv) to direct payment of any amounts to be received by any Indemnifying Securityholder pursuant to this Agreement (including, for the avoidance of doubt, any portion of the Merger Consideration) or to satisfy (on behalf of the Indemnifying Securityholders) any and all obligations or Liabilities of any Indemnifying Securityholder; (v) to execute and deliver any amendment or waiver to this Agreement and the other Transaction Documents (without the prior approval of any Indemnifying Securityholder); and (vi) to take or refrain from taking the foregoing and all other actions to be taken by or on behalf of any Indemnifying Securityholder in connection with this Agreement and the other Transaction Documents or otherwise relating to the subject matter of this Agreement, as determined by the Securityholder Representative. The powers, immunities and rights to indemnification granted to the Securityholder Representative Group hereunder: (i) are coupled with an interest, are therefore irrevocable without the consent of the Securityholder Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of each Indemnifying Securityholder, and shall be binding on any successor thereto, and (ii) shall survive the delivery of an assignment by any Indemnifying Securityholder of the whole or any fraction of his, her or its interest in the Escrow Funds. All decisions and actions by the Securityholder Representative including under this Agreement, the Escrow Agreement or the Securityholder Representative Engagement Agreement shall be binding upon each Indemnifying Securityholder and such Indemnifying Securityholder’s successors as if expressly confirmed and ratified in writing by such Indemnifying Securityholder, and no Indemnifying Securityholder shall have the right to object, dissent, protest or otherwise contest the same. Parent, the Surviving Corporation and their Affiliates may fully rely upon any such decision, act, consent or instruction of the Securityholder Representative as being the decision, act, consent or instruction of the Indemnifying Securityholder. Parent, the Surviving Corporation and their Affiliates is hereby relieved from any Liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Securityholder Representative. No Indemnified Person shall be liable to any Indemnifying Securityholder for any actions taken or omitted by them in reliance upon any instructions, notice, or other instruments delivered by the Securityholder Representative. All defenses which may be available to any Indemnifying Securityholder to contest, negate or disaffirm the action of the Securityholder Representative taken in good faith under this Agreement, the Escrow Agreement or the Securityholder Representative Engagement Agreement are waived. Notwithstanding anything herein to the contrary, the Securityholder Representative shall have no duties or obligations, except those expressly set forth herein, in the Escrow Agreement and in the Securityholder Representative Engagement Agreement, and for purposes of clarity, there are no duties or obligations of the Securityholder Representative in any ancillary agreement, schedule, exhibit or the Disclosure Schedule. The Securityholder Representative may resign at any time, and may be removed or replaced by the vote of Indemnifying Securityholders with a majority of the Pro Rata Portion. The immunities and rights to indemnification shall survive the resignation or removal of the Securityholder Representative or any member of the Advisory Group and the Closing and/or any termination of this Agreement or the Escrow Agreement;

(b) The Securityholder Representative Group shall be indemnified, defended, held harmless and reimbursed by each Indemnifying Securityholder severally (based on each Indemnifying Securityholder’s Pro Rata Portion), and not jointly, against all Liabilities, losses, claims, damages, costs, expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement (collectively, the “Securityholder Representative Expenses”) incurred without gross negligence or willful misconduct on the part of the Securityholder Representative and arising out of or in connection with the acceptance or administration of its duties hereunder, under the Escrow Agreement or under the Securityholder Representative Engagement Agreement, including any amounts paid or incurred by the Securityholder Representative in connection with any claim, action, suit or proceeding to which the Securityholder Representative is made a party by reason of the fact that such Person is or was acting as the Securityholder Representative pursuant to the terms of this Agreement (including, for the avoidance of doubt, the satisfaction of payment obligations on behalf of the Indemnifying Securityholders). Any and all amounts paid or incurred by the Securityholder Representative in connection with any claim, action, suit or proceeding to which the Securityholder Representative or such other Person is made a party or otherwise by reason of the fact that it is or was acting as the Securityholder Representative pursuant to the terms of this Agreement, the Escrow Agreement or the Securityholder Representative Engagement Agreement are on behalf of the Indemnifying Securityholders (and not, for the avoidance of doubt, on behalf of the Securityholder Representative in any other capacity);

(c) Certain Indemnifying Securityholders have entered into an engagement agreement (the “Securityholder Representative Engagement Agreement”) with the Securityholder Representative to provide direction to the Securityholder Representative in connection with its services under this Agreement, the Escrow Agreement and the Securityholder Representative Engagement Agreement (such Indemnifying Securityholders, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). Neither the Securityholder Representative nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Securityholder Representative Group”) shall incur any Liability or otherwise have liability to any Indemnifying Securityholder for any action or failure to act in connection with the acceptance or administration of the Securityholder Representative’s responsibilities hereunder, under the Escrow Agreement or under the Securityholder Representative Engagement Agreement, including any by virtue of the failure or refusal of the Securityholder Representative for any reason to consummate the transactions contemplated hereby or relating to the performance of their duties hereunder, unless and only to the extent such action or failure to act constitutes gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Securityholder Representative Group shall have no Liability in respect of any action, claim or proceeding brought against any such Person by any Indemnifying Securityholder, regardless of the legal theory under which such Liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at Law or in equity, or otherwise, if any such Person took or omitted taking any action in good faith;

(d) Securityholder Representative Expenses may be recovered first, from the Expense Fund, second, from any distribution of the Escrow Funds otherwise distributable to the Indemnifying Securityholders at the time of distribution, and third, directly from each Indemnifying Securityholder severally (based on such Indemnifying Securityholder’s Pro Rata Portion), and not jointly;

(e) The Representative Holdback Amount shall be held by the Securityholder Representative in a segregated client account and shall be used (i) for the purposes of paying directly or reimbursing the Securityholder Representative for any Securityholder Representative Expenses incurred pursuant to this Agreement, the Escrow Agreement or the Securityholder Representative Engagement Agreement, or (ii) as otherwise determined by the Advisory Group (the “Expense Fund”). The Securityholder Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. The Securityholder Representative is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund and has no tax reporting or income distribution obligations. The Indemnifying Securityholders will not receive any interest on the Expense Fund and assign to the Securityholder Representative any such interest. Subject to Advisory Group approval, the Securityholder Representative may contribute funds to the Expense Fund from any consideration otherwise distributable to the Indemnifying Securityholders. Upon full reimbursement of all Securityholder Representative Expenses or when reasonably determined by the Securityholder Representative that the Expense Fund is no longer required to be withheld, the Securityholder Representative shall distribute the remaining Expense Fund (if any) to the Paying Agent and/or the Company, as applicable, for further distribution to the Indemnifying Securityholders in accordance with their respective Pro Rata Portions; and

(f) The Indemnifying Securityholders acknowledge that the Securityholder Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement, the Escrow Agreement, the Securityholder Representative Engagement Agreement or the transactions contemplated hereby or thereby. Furthermore, the Securityholder Representative shall not be required to take any action unless the Securityholder Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Securityholder Representative against the costs, expenses and liabilities which may be incurred by the Securityholder Representative in performing such actions. The Securityholder Representative shall be entitled to: (i) rely upon the

Spreadsheet, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Indemnifying Securityholder or other party. Notwithstanding anything to the contrary herein and without limiting the generality of other protections in favor of the Securityholder Representative Group hereunder, the Securityholder Representative and its Affiliates shall not be liable for any Loss or otherwise to any Indemnifying Securityholder for any action taken or not taken by the Securityholder Representative or for any act or omission taken or not taken in reliance upon the actions taken or not taken or decisions, communications or writings made, given or executed by Parent or Merger Sub or the Surviving Corporation.

Section 9.14 Relationship of the Parties. Nothing in this Agreement creates a joint venture or partnership between the parties. This Agreement does not authorize any party (a) to bind or commit, or to act as an agent, employee or legal representative of, another party, except as may be specifically set forth in other provisions of this Agreement or (b) to have the power to control the activities and operations of another party. The parties are independent contractors with respect to each other under this Agreement. Each party agrees not to hold itself out as having any authority or relationship contrary to this Section 9.14.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger on the date first above written.

PARENT

OOMA, INC.

By: /s/ Eric Stang

Name: Eric Stang

Title: Chief Executive Officer

MERGER SUB

GENEVA MERGER SUB, INC.

By: /s/ Eric Stang

Name: Eric Stang

Title: Chief Executive Officer

THE COMPANY

2600HZ, INC

By: /s/ Darren Schreiber

Name: Darren Schreiber

Title: CEO

THE SECURITYHOLDER REPRESENTATIVE:

FORTIS ADVISORS LLC (solely in its capacity as the Securityholder Representative)

By: /s/ Ryan Simkin

Name: Ryan Simkin

Title: Managing Director

[Signature Page to Merger Agreement]